SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 12a(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402

April 13, 2017

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, May 24, 2017 at the William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to consider and vote on proposals with respect to (i) the election of ten nominees for director to serve on our Board of Directors; (ii) the approval, on an advisory basis (non-binding), of the compensation of our named executive officers; (iii) the approval, on an advisory basis (non-binding), of the frequency of future advisory votes on executive compensation; and (iv) the approval, on an advisory basis (non-binding), of the appointment of our independent registered public accounting firm for the 2017 fiscal year.

You also will have the opportunity to hear our management discuss the developments in our business and our industry in the past year and to ask questions. You will find additional information concerning Columbia Banking System and its operations, including its audited financial statements, in the Annual Report for the year ended December 31, 2016, which is available on our website at www.columbiabank.com.

We hope that you can join us on May 24th. Whether or not you plan to attend, please take the time to vote via the Internet or telephone or by completing and mailing the proxy card (if you received one) as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser	Hadley S. Robbins
Chairman	Interim Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2017

TIME	1:00 p.m. on Wednesday, May 24, 2017

PLACE	The William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington

ITEMS OF BUSINESS	The purposes of the meeting are as follows:

	(1)	To elect the ten nominees for director named in the attached proxy statement to serve on the Board of Directors until the 2018 Annual Meeting of Shareholders or until their successors have been elected and have qualified.

	(2)	To approve, on an advisory basis (non-binding), the compensation of the Company’s named executive officers.

	(3)	To approve, on an advisory basis (non-binding), the frequency of future advisory votes on executive compensation.

	(4)	To approve, on an advisory basis (non-binding), the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

	(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Monday, March 27, 2017.

VOTING BY PROXY	Please vote via the Internet or telephone or submit your proxy card (if you received one), as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the proxy materials, on the enclosed proxy card.

By Order of the Board

Kumi Y. Baruffi Corporate Secretary

The proxy statement was first made available or mailed to shareholders on April 13, 2017.

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2017 Shareholder Meeting:

This proxy statement, the Notice of Internet Availability of Proxy Materials (the “Notice”) and our annual report to shareholders for the year ended December 31, 2016 (the “2016 Annual Report”) are available at www.columbiabank.com.

The Columbia Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

INFORMATION ABOUT THE ANNUAL MEETING

The meeting will be at 1:00 p.m. on Wednesday, May 24, 2017 at the William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington 98402

The Board set March 27, 2017 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock at the close of business on that date are entitled to vote at the Annual Meeting, with each share entitled to one vote for each matter to be voted on at the meeting. There were 58,325,968 shares of Columbia common stock outstanding on the Record Date.

In this proxy statement, the terms the “Company,” “Columbia,” “we,” “us” or “our” refer to Columbia Banking System, Inc.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including the 2016 Annual Report) to each shareholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our shareholders (other than those that previously elected to receive paper copies) a copy of the Notice, which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice was mailed to shareholders on April 13, 2017.

COMPANY PHILOSOPHY

Our goal is to be the leading Northwest regional community bank, with a significant presence in selected markets, and to consistently increase earnings per share and shareholder value. Management believes that there continues to be opportunity for organic growth based upon branch footprint and the organization’s commitment to delivering exceptional customer satisfaction and quality products, and growth through selective acquisitions. Our business strategy is to provide our customers with the financial sophistication and breadth of products of a regional banking company while retaining the appeal and service level of a community bank. We continually evaluate our existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building our strong core deposit base, expanding total revenue and controlling expenses in an effort to increase our return on average equity and gain operational efficiencies. We believe that, as a result of our strong commitment to highly personalized, relationship-oriented customer service, our varied products, our strategic branch locations and the long-standing community presence of our managers, banking officers and branch personnel, we are well positioned to attract and retain new customers and to increase our market share of loans, deposits, and other financial services in the communities we serve. We are committed to increasing market share in the communities we serve by continuing to leverage our existing branch network and considering business combinations that are consistent with our expansion strategy. We believe that achievement of these goals will create long-term value for our shareholders, consistent with protecting the interests of depositors.

GENERAL INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all shareholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our shareholders over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

We mailed the Notice on April 13, 2017 to all shareholders entitled to vote at the Annual Meeting. As of the date of mailing of the Notice, all shareholders and beneficial owners have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials are available free of charge.

What is being voted on at the Annual Meeting?

At the Annual Meeting you will be asked to vote on:

•	the election of ten nominees to serve on the Board until the 2018 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•	the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers;

•	the frequency (either one, two or three years) of future shareholder votes on an advisory (non-binding) resolution on executive compensation; and

•

the approval, on an advisory basis (non-binding), of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Who is entitled to vote?

Only shareholders who owned Columbia common stock, either directly or beneficially, as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

How do I vote?

At the Meeting. Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

By Mail. Shareholders who ask for and receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that will accompany the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

By Internet. For shares registered in your name, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on the Notice or the proxy card, as applicable. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. We must receive votes submitted via the Internet by 11:59 p.m. ET on May 23, 2017.

By Telephone. You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-690-6903 by 11:59 p.m. ET on May 23, 2017. Please see the instructions on the Notice or the proxy card, as applicable.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and as the beneficial owner, you have the right to direct your broker on how to vote.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or visiting the website shown on the instruction form received from your broker or bank.

Can I revoke my proxy and/or change my vote?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary a notice of revocation, voting again by Internet or telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted), signing and returning a new proxy card with a later date, obtaining a legal proxy from the broker or other agent that holds your shares, or attending the Annual Meeting and voting in person. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The Board recommends a vote (i) FOR the election of the director nominees listed in this proxy statement, (ii) FOR the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers, (iii) for a frequency of ONE YEAR for holding future advisory (non-binding) shareholder votes to approve executive compensation , and (iv) FOR the approval, on an advisory basis (non-binding), of Deloitte as the independent registered public accounting firm for the fiscal year 2017.

If you indicate when voting by Internet or by telephone that you wish to vote as recommended by the Board, or if you sign and return a proxy card without specific instructions as to how to vote, William T. Weyerhaeuser and Mr. Robbins, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. If any other matters are considered at the meeting, Mr. Weyerhaeuser and Mr. Robbins will vote as recommended by the Board. If the Board does not give a recommendation, Mr. Weyerhaeuser and Mr. Robbins will have discretion to vote as they think best.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If your shares are registered in your name and you do not vote by using the Internet, by telephone or by returning a signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in “street name” and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the advisory (non-binding) approval of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors, the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers or the selection on an advisory (non-binding) basis of the frequency for holding future advisory shareholder votes to approve executive compensation, your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 58,325,968 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to a matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

In an uncontested election, a nominee for election to a position on the Board will be elected as a director if the votes cast For the nominee exceed the votes cast Against the nominee (known as majority voting). The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; and (iii) the date the Board fills the position. Our Bylaws provide that an election is considered “contested,” and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.17 of our Bylaws who are not withdrawn by the advance notice deadline set forth in that section. You may vote For, Against, or Abstain from voting for the listed nominees. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Shareholders may not cumulate their votes in the election of directors.

What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?

The affirmative vote For by a majority of those shares present in person or by proxy and voting on this matter is required on the advisory (non-binding) resolution on the compensation of Columbia’s named executive officers. You may vote For, Against or Abstain from approving the advisory (non-binding) resolution to approve named executive officer compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to determine the frequency of future advisory (non-binding) shareholder votes on executive compensation?

Shareholders must vote, in an advisory (non-binding) capacity, whether future advisory votes on executive compensation will occur every one, two or three years. The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Shareholders may also abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to approve the advisory (non-binding) proposal on the appointment of the independent registered public accountants?

The proposal to approve, on an advisory basis (non-binding), the appointment of Deloitte as Columbia’s independent registered public accounting firm will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast For the proposal. You may vote For, Against or Abstain from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board does not know of any other matters to be brought before the Annual Meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

The Board is soliciting proxies for use at the 2017 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, or its trust company subsidiary, Columbia Trust Company, may solicit proxies by mail, telephone, facsimile, or in person.

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. After the Form 8- K is filed, you may obtain a copy by visiting our website at www.columbiabank.com, the SEC’s website at www.sec.gov, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

When are proposals and director nominations for the 2018 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2018 Annual Meeting must be delivered to Columbia’s Secretary no later than January 24, 2018 in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, or for a shareholder to nominate a person or persons for a director, written notice must be received by us no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the 2017 Annual Meeting (meaning no earlier than December 25, 2017, and no later than January 24, 2018), and should contain such information as required under our Bylaws. However, if the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2017 Annual Meeting, notice must be delivered no earlier than the 150th day and no later than the 120th day prior to the date of the 2018 Annual Meeting or, if the first public announcement of the 2018 Annual Meeting date is less than 100 days before the meeting date, notice must be delivered no later than the 10th day following the date of the Company’s first public announcement of the 2018 Annual Meeting date.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or director nominee as described in our Bylaws. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notice of intention to present proposals at the 2018 Annual Meeting, or to obtain a copy of the detailed procedures regarding notice requirements for proposals or director nominations, should be directed to Columbia’s Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402.

STOCK OWNERSHIP

Beneficial Owners of More Than Five Percent

As of March 15, 2017 (except as otherwise noted), the shareholders identified in the table below beneficially owned more than 5% of the outstanding Columbia shares. To the Company’s knowledge, based on the public filings which beneficial owners of more than 5% of the outstanding shares of Columbia common shares are required to make with the SEC, there are no other beneficial owners of more than 5% of the outstanding Columbia common shares as of March 15, 2017, other than those set forth below. The percentage ownership data is based on 58,332,049 Columbia common shares outstanding as of March 15, 2017.

Name and Address	Number of Shares (1)	Percentage

Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	6,776,798	11.62%

The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	5,106,166	8.75%

(1)	Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or direct the voting of the shares, or (ii) investment power, meaning the power to dispose of or direct the disposition of the shares.
(2)	An amended Schedule 13G filed with the SEC on January 12, 2017 indicates that BlackRock, Inc. had sole voting power over 6,544,376 shares and sole dispositive power over 6,776,798 shares. Various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Columbia common shares. No one person’s interest in the Columbia common shares was more than five percent of the total outstanding Columbia common shares.
(3)	An amended Schedule 13G filed with the SEC on February 10, 2017 indicates that The Vanguard Group, Inc. had sole voting power over 69,215 shares, shared voting power over 6,952 shares, sole dispositive power over 5,032,835 shares and shared dispositive power over 73,331 shares.

Beneficial Ownership of Directors and Executive Officers

The following table shows, as of March 15, 2017, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers (including those not named in the Summary Compensation Table) as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and/or investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC.

Name	Position	Number		Percentage

William T. Weyerhaeuser	Chairman of the Board	249,746	(1)	*
Melanie J. Dressel	Director, President and Chief Executive Officer	141,956	(2)	*
David A. Dietzler	Director	8,612	(3)
Craig D. Eerkes	Director	6,631	(3)	*
Ford Elsaesser	Director	37,096	(3)	*
Mark A. Finkelstein	Director	4,000	(3)	*
John P. Folsom	Director	44,638	(4)	*
Thomas M. Hulbert	Director	44,015	(3)	*
Michelle M. Lantow	Director	11,500	(3)	*
David C. Lawson	Executive Vice President, Chief Human Resources Officer	21,153	(5)	*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	45,145	(6)	*
S. Mae Fujita Numata	Director	10,825	(7)	*
Hadley S. Robbins	Executive Vice President, Chief Operating Officer, Interim CEO	32,423	(8)	*
Elizabeth W. Seaton	Director	6,000	(3)	*
Clint E. Stein	Executive Vice President, Chief Financial Officer	33,318	(9)	*

Directors and executive officers as a group (16 persons)		714,345		1.23%

*	Represents less than 1% of outstanding common stock.

(1)	Includes 2,000 unvested time-based restricted shares for which Mr. Weyerhaeuser has voting but not investment power, and 223,249 shares that are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.
(2)	Ms. Dressel passed away on February 19, 2017. Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, 9,136 shares held in Ms. Dressel’s 401(k) and 7,788 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2017; does not include 12,624 time- based restricted shares and 31,955 performance-based restricted shares vested in Ms. Dressel’s estate upon her death.
(3)	Includes 2,000 unvested time-based restricted shares for which the director has voting but not investment power.
(4)	Includes 2,000 unvested time-based restricted shares for which Mr. Folsom has voting but not investment power, 10,600 shares held indirectly in Mr. Folsom’s IRA, 950 shares held in Mrs. Folsom’s IRA and 23,088 shares held in a joint account with his wife.
(5)	Includes 1,813 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2017, 8,183 unvested time-based restricted shares, and 8,751 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Lawson is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Lawson has voting but not investment power for his unvested restricted shares.

(6)	Includes 1,692 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2017, 7,997 unvested time-based restricted shares, and 10,316 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. McDonald is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. McDonald has voting but not investment power for his unvested restricted shares.
(7)	Includes 2,000 unvested time-based restricted shares for which Ms. Numata has voting but not investment power, and 825 shares held jointly with spouse.
(8)	Includes 3,123 shares issuable upon the exercise of currently exercisable stock options, 1,842 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2017, 11,287 unvested time-based restricted shares and 12,939 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Robbins is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Robbins has voting but not investment power for his unvested restricted shares.
(9)	Includes 1,692 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2017, 9,213 unvested time-based restricted shares, and 12,105 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Stein is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Stein has voting but not investment power for his unvested restricted shares.

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

Size of the Board

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 17. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. On February 19, 2017, Melanie J. Dressel, who was then serving as our President, Chief Executive Officer and a director, died unexpectedly. Thereafter, the Board has reduced the number of directors to be elected at the Annual Meeting from eleven to ten. The Board has nominated the persons listed on the following pages, each of whom has consented to serve as a director if elected, for election as directors to serve until the 2018 Annual Meeting or until their successors are elected.

Director Retirement Age

Our Bylaws provide that any person who has or will attain the age of 75 prior to a meeting of shareholders may not stand for election at such meeting.

Replacement Nominees

If a nominee refuses or is unable to stand for election, the Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected or appointed a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Columbia.

David A. Dietzler	Director since 2013

Mr. Dietzler, 73, served as a director of West Coast Bancorp prior to the acquisition of West Coast Bancorp by Columbia. Mr. Dietzler was managing partner of KPMG LLP’s office in Portland, Oregon before retiring in 2005 after 37 years of service. He earned his MSBA from the University of North Dakota. Mr. Dietzler has extensive experience auditing public companies and working with audit committees, and gained significant expertise in SEC reporting, financial statement preparation, internal control and compliance requirements. Mr. Dietzler has been a director of Portland General Electric Company since 2006 serving as Chair of the Audit Committee until May 2015 and remains a member of the Audit and Nominating and Corporate Governance Committees. Mr. Dietzler’s expertise in compliance matters as well his experience serving on multiple audit committees make him a valuable resource to the Board. Mr. Dietzler is considered one of the Board’s designated audit committee financial experts.

Craig D. Eerkes	Director since 2014

Mr. Eerkes, 64, has served as the President and Chief Executive Officer of Sun Pacific Energy, Inc., a Tri-Cities based retail and wholesale petroleum company with locations throughout Washington since 1981. He has an extensive background with financial institutions and broad experience in highly regulated industries, including sixteen years as a director of WMI Insurance Company, a health and life insurance company based in Salt Lake City, Utah. He was the chairman and a director of AmericanWest Bancorp from 2004 to 2012, as well as a director or First Hawaiian Bank from 1996 to 1999. He was founder, director and chairman of American National Bank, N.A., Kennewick, Washington, from 1981 to 1996. Mr. Eerkes is a graduate of the University of Puget Sound. He was named “Tri-Citian of the Year” for 2014 and is actively involved in the Boy Scouts, Boys & Girls Clubs, United Way and several other community organizations. His expertise in community banking and risk management brings strong operational depth to the Board.

Ford Elsaesser	Director since 2014

Mr. Elsaesser, 65, was a member of the Intermountain board of directors from 1997 until its acquisition by Columbia, serving as its Chairman from May 2013. An attorney with extensive experience with financial service companies, Mr. Elsaesser is a senior partner at Elsaesser Jarzabek Anderson Elliott & Macdonald, a Sandpoint, Idaho-based law firm founded in 1979. His practice focuses on commercial law and banking, civil litigation, bankruptcy and trusteeships and receiverships. He has served as Adjunct Professor at St. John’s University School of Law since 2003, and on the Advisory Board of the University’s Bankruptcy Program since 1999. He has also served as an Adjunct Professor at the University of Idaho Law School since 2005. A graduate of Goddard College and the University of Idaho Law School, Mr. Elsaesser has served as Chairman of the Lake Pend Oreille Commission since 2003 and is also a Director of Food for Our Children, Bonner General Health Hospital, and the American Bankruptcy Institute. His knowledge of and contacts within the local Idaho market, as well as his legal experience, make him a valuable resource to the Board.

Mark A. Finkelstein	Director since 2014

Mr. Finkelstein, 58, has served since September 2014 as the Chief Legal and Administrative Officer at Blucora, Inc., where he oversees the company’s legal and compliance functions and advises on legal and corporate strategy matters. From December 2011 through July 2014, he served as Executive Vice President – Corporate Development and General Counsel of Emeritus Corporation, an NYSE-listed healthcare company with over 30,000 employees, and as the Corporate Secretary of Emeritus from May 2012 through July 2014. Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn, P.C., where he specialized in mergers and acquisitions, complex financing strategies and other corporate transactions involving financial service companies. Mr. Finkelstein received his B.A. with High Honors in Economics from The University of Michigan and his J.D. from The University of Michigan Law School. He is a member of the Audit and Corporate Responsibility Committee of the Board of Trustees for Seattle Children’s Hospital. Mr. Finkelstein’s legal, strategic management and financial expertise make him a valuable resource to the Board.

John P. Folsom	Director since 1997

Mr. Folsom, 73, served as President of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1990 through December 31, 2006. Mr. Folsom received his professional designation in underwriting and risk management and currently serves as an independent consultant on insurance and risk management matters. Mr. Folsom earned his B.S. degree from the University of Washington and his J.D. from the University of California. He was also a past member of the California and American Bar Association. Mr. Folsom is a resident of Pierce County, and has served many community organizations, including as Emeritus Director of the Tacoma Art Museum and Director of MultiCare Health System. He also currently serves as a Director of MultiCare Health System, as a member of the University of Washington – Tacoma Urban Studies Advisory Board, and as a Director and Vice President of The Children’s Museum. Mr. Folsom’s knowledge of, and business and personal contacts in the local market, together with his expertise in risk management matters and legal background, make him a valuable resource to the Board.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 70, has been President and Chief Executive Officer of Hulco, Inc., Olympia, Washington, a family- held real estate holding and investment company focusing on the acquisition, management and sale of properties within Washington state since 1979. He was also President and Chief Executive Officer of Winsor Corporation, a Seattle-based research and development company specializing in lighting technologies from 1996 to 2013. Mr. Hulbert’s business experience also includes serving as President and Chief Executive Officer of a manufacturing company and supervising the operations of a timber contracting and logging company in Montana and Washington. He has served on numerous boards of local private companies, and his leadership experience and knowledge of real estate investment provides a valuable resource to the Board.

Michelle M. Lantow	Director since 2012

Ms. Lantow, 55, served as Chief Administrative Officer at New Season’s Market, LLC from July 2012 to September 2016, where she was responsible for all financial reporting, accounting, cash management, information technology and strategic planning. She was elected as a Director of New Season’s Market, LLC in September 2016 and as a Director of Sizzle Pie Empire LLC in August 2016. From 2010, she served as the Chief Financial Officer of McCormick & Schmick’s, a locally owned restaurant company established in 1970 and owning over 80 restaurants until the company was sold in 2012. As the Chief Financial Officer, Ms. Lantow was responsible for all financial reporting associated with a public company, in addition to human resources and information technology functions. Prior to that time, Ms. Lantow worked at lucy activewear, Inc., an apparel company that designs and sells fashion-forward performance apparel for athletic women, serving as the President from 2007 to 2009 and the Chief Financial Officer from 2000 to 2007. During the period 1995 to 2000, Ms. Lantow served as the Corporate Controller and Vice President of Investor Relations with The Gap, Inc., a diversified international specialty retailer. Ms. Lantow holds a BA in Business Economics from the University of California. She is active in her community and is a member of the Multnomah County Library Foundation. She also serves on the advisory board of the Portland State University’s MBA program and a member of the advisory board of the Women’s Venture Fund. Ms. Lantow’s depth of public company, strategic management and leadership experience make her a valuable resource for the Board.

S. Mae Fujita Numata	Director since 2012

Ms. Numata, 60, is the founder of Numata Consulting PLLC. Since 2009, she has provided interim executive leadership services to predominantly privately-owned companies. Ms. Numata is also a former Engagement Partner with Tatum, a national CFO consulting firm. From 2006 to 2008, Ms. Numata served as the Senior Vice President/Chief Financial Officer and Corporate Secretary of Fisher Communications, Inc., a broadcasting company. From 1997 to 2006, Ms. Numata served as Vice President and Chief Financial Officer of The Seattle Times Company, and from 1993 to 1997 was a Senior Vice President of Corporate Development of KeyBank of Washington. Ms. Numata is currently a director and chair of the Audit Committee for both Oberto Sausage Company and GeoEngineers, Inc. She is a member of the Washington Society of and American Institute of Certified Public Accountants, Women Corporate Directors and National Association of Corporate Directors. She is a board member and former co-president of the board for the Executive Development Institute and current board chair for the Girl Scouts of Western Washington. Ms. Numata’s extensive accounting and banking background provide the Board and Audit Committee with valuable expertise, and she is one of the Board’s designated audit committee financial experts.

Elizabeth W. Seaton	Director since 2014

Ms. Seaton, 56, is the Senior Vice President of Operations for Saltchuk Resources Inc., a family of diversified transportation and fuel distribution companies, headquartered in Seattle. Ms. Seaton served as Vice President of Strategic Planning and Corporate Development for Weyerhaeuser Company from 2008 to 2014. Her career with Weyerhaeuser spanned over twenty years, and included positions in strategic planning, capital investments and business leadership. Prior to Weyerhaeuser, she was Principal for Boston Consulting Group, a global management consulting firm. Ms. Seaton is a graduate of Princeton University, holds a J.D./M.B.A. from the University of Chicago and is a member of the California Bar. She has more than ten years of experience as a board member and advisor to a wide range of organizations, including Liaison Technologies, and she contributes to her community as the Board Chair of Planned Parenthood of the Great Northwest and Hawaii. Her broad experience in business leadership, change management, strategic development, mergers and acquisitions and enterprise risk management provides a valuable resource to the Board.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 73, is the Chairman of the Board of Columbia. He is also a Director of eHarmony, an online dating website for singles, and a Director of Clearwater Management Company, an employee owned investment management firm. He is the former Chairman of Comerco, Inc., a holding company for Yelm Telephone Company, and Rock Island Company, a private investment company. He is also a former Director and Vice Chairman of the Board of Potlatch Corporation, a forest products company, and a former Director of Clearwater Paper Corporation, a forest products company. Mr. Weyerhaeuser received his undergraduate degree from Stanford University and his Ph.D. in Clinical Psychology from Fuller Graduate School of Psychology, Fuller Theological Seminary. He had a private practice in Tacoma from 1975-1998. He is a Trustee and past Chairman of the Board of the University of Puget Sound, a Director and Vice Chairman of LeMay-America’s Car Museum, a Trustee and former President of the Seattle Opera Board of Trustees and past President of the Pacific Harbors Council, Boy Scouts of America. Among other past volunteer activities, Mr. Weyerhaeuser has served as President of the Board of the Tacoma Art Museum and as a Director of The Greater Tacoma Community Foundation. Mr. Weyerhaeuser’s diverse background and public company experience provides a valuable perspective to the Board.

The Board unanimously recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board is committed to sound business practices, transparency in financial reporting and high standards of corporate governance. We operate within a comprehensive plan of corporate governance with the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board is committed to maintaining an independent board, and an overwhelming majority has been comprised of outside directors for many years. It has further been the practice of Columbia to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the leadership and objectivity required as Chairman.

Director Qualifications

The Board believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to the Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance and Nominating Committee is responsible for the oversight and nomination process for director nominees. The Corporate Governance and Nominating Committee has not historically adopted formal “director qualification standards” for recommended nominees. However, the Corporate Governance and Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Columbia’s Board to help Columbia successfully meet its strategic plans. Because directors are elected for one-year terms, the Corporate Governance and Nominating Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Corporate Governance and Nominating Committee when considering director nominees is set forth below in the section entitled “Board Structure and Compensation—Board Committees—Corporate Governance and Nominating Committee.”

The biographical information set forth above summarizes the experience, qualifications, attributes and skills that Columbia believes qualifies each director to serve on the Board. The Corporate Governance and Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience, and the total mix of all directors’ experience and skills, are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

We have adopted a Code of Ethics for senior financial officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel and Compensation Committee charters, , and our Bylaws in the “About—Investor Relations—Governance Documents” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

With the assistance of legal counsel to Columbia, the Corporate Governance and Nominating Committee has reviewed the applicable legal standards for Board and committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Corporate Governance and Nominating Committee has also reviewed the answers to annual questionnaires completed by each of the directors, which included questions regarding any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following current non-employee directors and director nominees is independent:

Craig D. Eerkes	Thomas M. Hulbert
Ford Elsaesser	Michelle M. Lantow
Mark A. Finkelstein	S. Mae Fujita Numata
David A. Dietzler	Elizabeth W. Seaton
John P. Folsom	William T. Weyerhaeuser

Compensation Committee Interlocks and Insider Participation

During 2016, the Personnel and Compensation Committee consisted of Ms. Lantow (Chair), Mr. Eerkes, Mr. Finkelstein, Mr. Hulbert and Ms. Numata. During 2016, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Personnel and Compensation Committee.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by our Corporate Secretary and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

2016 Board Meetings

The Board met 12 times during 2016. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend the annual shareholder meeting. Last year, all of our directors who were then serving on the Board, with the exception of Mr. Dietzler, attended the annual shareholder meeting. During 2016, the independent directors held 10 meetings without management present.

Board Committees

The Board has established, among others, an Audit Committee, a Personnel and Compensation Committee, a Corporate Governance and Nominating Committee, and an Enterprise Risk Management Committee.

The following table shows the membership of these committees during 2016.

Committee Membership

Name	Audit	Compensation	Nominating	E.R.M.
David A. Dietzler	☑ *	☐	☐	☑
Craig D. Eerkes	☐	☑	☐	☑
Ford Elsaesser	☑	☐	☑	☐
Mark A. Finkelstein	☐	☑	☐	☑
John P. Folsom	☑	☐	☑	☑ *
Thomas M. Hulbert	☑	☑	☑	☐
Michelle M. Lantow	☐	☑ *	☑	☐
S. Mae Fujita Numata	☑	☑	☑	☐
Elizabeth W. Seaton	☐	☐	☐	☑
William T. Weyerhaeuser	☐	☐	☑ *	☐
Total Meetings in 2016	9	4	7	4

*	Committee Chair

Audit Committee. The Audit Committee is comprised of five directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Audit Committee operates under a formal written charter, a copy of which is posted on our website at www.columbiabank.com. The Board has determined that each of Mr. Dietzler and Ms. Numata are “Audit Committee Financial Experts” as defined by SEC rules.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of five directors, each of whom is considered independent as defined by the NASDAQ listing standards and applicable SEC and IRS rules. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The committee may periodically retain an independent consultant to assist the committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the committee. The committee solicits and receives input and recommendations from the Chief Executive Officer with respect to the compensation of the other executive officers. In addition, the Executive Vice President and Chief Human Resources Officer assists the committee in its work.

In 2015, the Personnel and Compensation Committee commissioned Pearl Meyer and Partners (“Pearl Meyer”), an independent outside compensation consultant, to conduct a study of the Company’s executive compensation compared to a peer group comprised of other publicly traded financial services companies. The committee has used this report, as updated in September 2015 and October 2016, as a reference in making compensation decisions. The Pearl Meyer report provided information on executive base salaries and short-term and long-term incentives based on competitive data from published proxy filings of an updated peer group of 16 bank holding companies. Further information relating to the Pearl Meyer report is discussed in the section entitled “Compensation Discussion and Analysis.”

In addition, the Personnel and Compensation Committee:

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee operates under a written charter, a copy of which is posted on our website at www.columbiabank.com. The committee meets as needed, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration by the entire committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards, and is responsible for recommending a slate of directors to the full Board for election at the annual meeting, recommending directors to fill vacancies as they occur, monitoring Columbia’s corporate governance principles and practices and making appropriate recommendations for enhancements or other changes to the full Board.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “General Information—When are proposals and director nominations for the 2018 Annual Meeting due?” The committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter, a copy of which is posted on our website at www.columbiabank.com.

In deciding whether to recommend incumbent directors for re-nomination, the committee evaluates Columbia’s evolving needs and assesses the effectiveness and contributions of its existing directors. The committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for committee-recommended nominees, nor has the committee adopted a formal policy relating to Board diversity, although the committee and the Board value and seek to include members with a diversity of backgrounds, professional experience and skills relevant to the Company. The committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The committee has the authority and responsibility to monitor and review the appropriateness of the Company’s principles and practices of corporate governance in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The committee also has the authority and responsibility to review the level and form of director compensation, taking into account such factors as the compensation paid to directors of comparable companies, and recommends any changes to the full Board for consideration. The process and procedures used in determining Board compensation for 2016 are discussed in the section below.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee (the “ERM Committee”) was formed in 2009 and is comprised of five directors, each of whom is considered independent under NASDAQ rules. The ERM Committee works closely with the Audit Committee and is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The ERM Committee is responsible for reporting risk issues and events to the Board and providing the Board with necessary oversight and advice to set risk tolerances.

Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management at Columbia. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on credit risk, liquidity risk and operational risk. The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management; the head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The ERM Committee is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan.

The Personnel and Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Personnel and Compensation Committee is responsible for reviewing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Personnel and Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Corporate Governance and Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. Directors receive compensation in the form of cash and, as applicable, equity awards in the form of restricted stock or, in the past, stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)	Total ($)

David A. Dietzler	$75,000	$56,980	—	—	—	—	$131,980
Craig D. Eerkes	57,000	56,980	—	—	—	—	113,980
Ford Elsaesser	74,000	56,980	—	—	—	—	130,980
Mark A. Finkelstein	58,000	56,980	—	—	—	—	114,980
John P. Folsom	79,000	56,980	—	—	—	—	135,980
Thomas M. Hulbert	72,000	56,980	—	—	—	—	128,980
Michelle M. Lantow	73,000	56,980	—	—	640	—	130,620
S. Mae Fujita Numata	64,000	56,980	—	—	—	—	120,980
Elizabeth W. Seaton	54,000	56,980	—	—	—	—	110,980
William T. Weyerhaeuser	110,000	56,980	—	—	—	—	166,980

(1)	Amount shown for Mr. Dietzler represents (i) a retainer in the amount of $35,000; (ii) $15,000 received as chairman of the Audit Committee; and (iii) aggregate per meeting board and committee attendance fees of $10,000 and $15,000, respectively.

Amount shown for Mr. Eerkes represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $10,000 and $12,000, respectively

Amount shown for Mr. Elsaesser represents (i) a retainer in the amount of $35,000; (ii) $9,000 received as chairman of the Trust Committee; and (iii) aggregate per meeting board and committee attendance fees of $11,000 and

$19,000, respectively.

Amount shown for Mr. Finkelstein represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $11,000 and $12,000, respectively.

Amount shown for Mr. Folsom represents (i) a retainer in the amount of $35,000; (ii) $9,000 received as chairman of the ERM Committee; and (iii) aggregate per meeting board and committee attendance fees of $11,000 and $24,000, respectively.

Amount shown for Mr. Hulbert represents (i) a retainer in the amount of $35,000; (ii) $9,000 received as chairman of the M&A Committee; and (iii) aggregate per meeting board and committee attendance fees of $11,000 and $17,000, respectively.

Amount shown for Ms. Lantow represents (i) a retainer in the amount of $35,000; (ii) $12,000 received as chairwoman of the Compensation Committee; and (iii) aggregate per meeting board and committee attendance fees of $11,000 and $15,000, respectively.

Amount shown for Ms. Numata represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $10,000 and $19,000, respectively.

Amount shown for Ms. Seaton represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $11,000 and $8,000, respectively.

Amount shown for Mr. Weyerhaeuser represents (i) a retainer in the amount of $35,000; (ii) $45,000 received as Chairman of the Board; and (iii) aggregate per meeting board and committee attendance fees of $11,000 and $19,000, respectively.

(2)	Represents a restricted stock award of 2,000 shares granted to each director on June 22, 2016 at the grant date fair value. The fair value of these awards was determined in accordance with the Compensation—Stock Compensation topic of the FASB ASC 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2016, included in the Company’s 2016 Annual Report.
(3)	Represents above-market earnings on Ms. Lantow’s deferred compensation account, the material terms of which are described below under “Deferred Compensation Plan.”

Cash Compensation. Non-employee directors are paid an annual retainer as compensation plus a per-meeting attendance fee for service as a director. Members of the Audit, Personnel and Compensation and Corporate Governance and Nominating Committees, respectively, receive an additional per meeting attendance fee for committee meetings. The Chairman of the Board and Chairmen of the Audit, the Personnel and Compensation, ERM and certain other committees receive an additional retainer in light of the increased demands associated with those positions. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation. Non-employee directors may from time to time be granted restricted stock awards pursuant to our Current Equity Plan, the material terms of which are discussed under the section “Executive Compensation—Equity Compensation.” Restricted stock awards generally vest over a pre-determined period.

Long Term Care Program. In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. All directors covered by this plan are fully vested. The long-term care program was available to all directors when the plan was implemented, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to any officers or directors who were not directors in 2001.

Deferred Compensation Plan. We maintain a deferred compensation plan known as the 401 Plus Plan (the “Deferred Compensation Plan”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Non-employee directors may elect to have any portion, up to 100%, of his or her director’s fees deferred.

Stock Ownership Guidelines. The Board has approved stock ownership guidelines that require directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. As of year-end 2016, all directors owned shares of Columbia’s stock. At year-end 2016, Ms. Seaton, who joined the Board in May 2014, and Messrs. Eerkes and Finkelstein, both of whom joined the Board in September 2014, have not yet met the ownership guidelines but are expected to within the five year deadline specified in the guidelines. All other directors have exceeded the ownership guidelines. In March 2017, the Board replaced the stock ownership guidelines with a Stock Ownership Policy that, effective January 1, 2017, requires non-executive directors to hold shares equal in value to five times the annual Board cash retainer. See “Stock Ownership Guidelines; No Hedging” in the Compensation Discussion & Analysis below for additional details regarding the Stock Ownership Policy.

Compensation Committee Report

The Personnel and Compensation Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the committee recommended to the Board that the CD&A be included as part of this proxy statement and the 2016 10-K Annual Report.

Members of the Personnel and Compensation Committee

Michelle M. Lantow, Chairwoman

Craig D. Eerkes

Mark A. Finkelstein

Thomas M. Hulbert

S. Mae Fujita Numata

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Columbia has substantially met our long-held goal of being the leading Pacific Northwest regional community bank, with 143 branches in Washington, Oregon and Idaho. The Personnel and Compensation Committee (as referred to in this Compensation Discussion and Analysis, the “Committee”) made compensation decisions for our executive team in the context of this achievement and other core performance results.

2016 Financial Results

•

Consolidated net income for 2016 was a record $104.9 million, representing a 6% increase compared to the prior year. The increase in net income was a result of record loan production and outstanding deposit growth, along with improved operating leverage achieved through diligent expense management.

•

Noninterest expense before acquisition, OREO and FDIC clawback liability expenses(1) to average assets, a measure of operating efficiency, improved significantly during 2016, declining to 2.77% from 2.96% in 2015. Reported noninterest expense to average assets improved to 2.80% in 2016, compared to 3.08% in 2015.

•	Loan growth for 2016 was 7%, or $398 million, due to record loan originations for the year of $1.26 billion.
•	Credit quality remained solid, with total nonperforming assets to period-end assets declining to 0.35% compared to 0.39% at December 31, 2015.

•

Our ongoing commitment to our customers and the communities we serve resulted in a low cost deposit base and a core deposit ratio of 96%. Our four basis points average cost of core deposits is an important factor in the stability of our net interest margin. Core deposit growth for 2016 was $510.9 million, or 7%.

2016 Shareholder Return

•

Continued increase in shareholder value. Our shareholders realized a 45% total return on their investment during 2016, substantially outperforming relevant indexes. The KBW Regional Banking and NASDAQ Composite Indexes had total returns of 39% and 9% respectively, during 2016. Our three-year total shareholder return is 85%.

•

Significant increases in dividends. We raised our regular cash dividend from $0.70 to $0.77 per share during 2016, and we paid out $0.76 per share in special dividends, compared to $0.64 in 2015. Together, our regular and special dividends increased 14% from the prior year. Our regular dividend payout ratio was 43% for 2016. Including the special dividends, our payout ratio was 85% for 2016, resulting in a dividend yield of 3%, based on our closing price at December 31, 2016.

(1)

Noninterest expense before acquisition, OREO and FDIC clawback liability expenses and its ratio to average assets are non-GAAP financial measures. Please refer to Appendix A for additional information and reconciliations to the most directly comparable GAAP financial measure.

2016 Milestones

•

Market Share. As of June 30, 2016, Columbia Bank ranked eighth in deposit market share in the Northwest. The bank ranked eighth in deposit market share out of 87 institutions in Washington, seventh out of 51 in Oregon and twelfth out of 32 in Idaho.

•

Industry Accolades. Columbia Bank was again recognized by Forbes on its 2017 list of “America’s Best Banks,” ranking 30th in the country. The rankings were based on asset quality, capital adequacy, net interest margin and profitability of the nation’s 100 largest publicly traded banks and thrifts.

Melanie Dressel was named in 2016 for the seventh time by American Banker Magazine as one of The 25 Most Powerful Women in Banking.

•

Workplace Accolades. Our continued commitment to employees contributed to Columbia Bank being named as one of “Washington’s Best Workplaces” 2016 by the Puget Sound Business Journal for the tenth consecutive year.

•

Record Income, Loan Production and Deposits. Columbia achieved record loan production of $1.26 billion for the year and record net income of $104.9 million. Deposits, including core deposits, increased to over $8 billion for the first time in company history.

•

Outstanding Corporate Citizen. Columbia fosters a culture of giving back to the communities where we live and conduct business. We support numerous nonprofit organizations both monetarily and through the volunteer efforts of our employees. In 2016, we provided support to organizations that serve the homeless, the arts, chambers of commerce, economic development organizations, public school districts, and numerous other causes. Columbia Bank received the 2016 Silver Award for Community Impact by Seattle Business Magazine in the Business of the Year: Large Companies.

Columbia’s second annual “Warm Hearts Winter Drive” raised $209,336 and 8,140 warm winter items to benefit homeless shelters across the Northwest. Through generous donations from customers, employees and the community, Columbia Bank surpassed its 2016 fundraising goal of $160,000 for Warm Hearts by 30.8%, and exceeded the funds raised in 2015 by 32.8%

2016 Compensation Highlights

•

Increased Emphasis on Long-Term Incentives. The most meaningful adjustment to the compensation structure for Named Executives in 2016 was the increased role of long-term incentives in target direct compensation. Target long-term incentives were increased by 10% of base salary for all Named Executives, from 50% to 60% of base salary for Ms. Dressel, and from 40% to 50% of base salary for the other Named Executives. Target annual incentive opportunities as a percentage of base salary were unchanged for Named Executives in 2016.

•

Continued Use of Performance-Based Equity Awards. To further strengthen the alignment between long term incentive compensation and the Company’s achievement of its long term performance objectives and shareholders’ interests, the Committee continued its practice of granting a substantial portion of long-term incentives in the form of performance-based equity awards for executives. 75% of Ms. Dressel’s target equity-based opportunity was contingent on the achievement of objective performance criteria and 50% is performance-based for the other Named Executives.

•

Above-Target Incentive Payouts. Solid annual and long-term performance resulted in above-target annual cash incentive payouts and above-target vesting of performance shares. Earned annual incentives for Named Executives for 2016 performance was paid at 104% of target, and performance shares for the 2014-2016 performance period vested at 129.8% of target.

•

Modest Base Salary Adjustments. The Board approved modest merit-based adjustments to base salaries ranging from 3% to 6% for our Named Executives effective March 2016, choosing to focus increased total compensation opportunities in the area of long-term incentives, as discussed above.

The table below shows the 2016 total target direct compensation for our Named Executives. The Committee focuses on target direct compensation as shown below in making annual compensation decisions.

	2016 Target Direct Compensation*
Named Executive	Annual Base Salary	Target Annual Incentive	Target Long-Term Incentive	Total
Melanie J. Dressel,
President and Chief Executive Officer	$765,000	$382,500	$459,000	$1,606,500

Clint E. Stein,
Executive Vice President, Chief Financial Officer	$365,000	$146,000	$182,500	$693,500

David C. Lawson,
Executive Vice President, Chief Human Resources Officer	$265,000	$106,000	$132,500	$503,500

Andrew L. McDonald,
Executive Vice President, Chief Credit Officer	$310,000	$124,000	$155,000	$589,000

Hadley S. Robbins,
Executive Vice President, Chief Operating Officer**	$390,000	$156,000	$195,000	$741,000

*	The amounts reported differ from the amounts determined under SEC rules as reported for 2016 in the Summary Compensation Table set forth on page 33. The above table is not a substitute for the Summary Compensation Table set forth on page 33.
**	Mr. Robbins was appointed Interim Chief Executive Officer on February 22, 2017 following the unexpected passing of Ms. Dressel. All references to the CEO in this Compensation Discussion & Analysis and the following tables are to Ms. Dressel, who was our CEO for all of 2016.

Compensation Philosophy

In keeping with our long-term goal to consistently increase earnings per share and shareholder value, the Committee is guided by the following key principles in determining the compensation of our Named Executives:

•

Accountability for Business Performance. The executives’ compensation in salary, as well as annual incentive and long-term incentive compensation opportunities, should be tied in part to overall Company financial performance.

•	Accountability for Individual Performance. To encourage and reflect individual contributions to the Company’s performance, compensation should be tied in part to the individual’s performance.

•

Alignment with Shareholder Interests. Compensation should be tied in part to the Company’s stock performance through the granting of stock awards with multi-year vesting and performance-based vesting, which serves to align executives’ interests with those of our shareholders.

•	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•

Reasonable Levels of Compensation. Total compensation opportunities and payouts should be reasonable and not excessive. We do not rigidly target or formulaically set compensation at a specific percentile compared to our peers. However, we do target overall compensation for executive officers in amounts that are roughly in line with the median of our peers.

•

Independent Oversight. The Committee, composed solely of independent directors, is responsible for reviewing and establishing the compensation for the Named Executives. The Committee periodically receives advice from an independent compensation consultant who has been retained by and reports directly to the Committee and performs no other work for management without the authorization of the Committee. In addition, the Committee may choose to review compensation analyses prepared by consultants retained by management.

•

Risk Management. Compensation policies and practices should align with sound risk management and be structured not to create incentives that subject the Company to excessive risk. Such policies and practices should strike a healthy balance between contributing to the Company’s growth and promoting a conservative exposure to risk.

Our Key Compensation Best Practices

✓	Pay-for-performance	×	No tax gross-ups on severance payments

✓	Share ownership guidelines	×	No equity grants below 100% of fair market value

✓	Double-trigger severance benefits	×	No significant perquisites

✓	Independent compensation consultant

✓	Clawback policy

✓	No-hedging policy

The compensation tables that appear later in this proxy statement reflect decisions made by the Committee. We encourage you to refer to the tables while reviewing this section in order to understand how our compensation philosophy is put into action.

Factors in Setting Overall Compensation Levels

When establishing overall compensation opportunities for the Named Executives, the Committee considers the following factors:

•	the Company’s overall performance and performance relative to its peers during the past year, including meeting its financial and other strategic goals;

•	the executives’ respective levels of responsibility and functions within the Company;

•	each executive’s performance during the past year in meeting individual objectives;

•	how compensation of our executive officers compares to executives at peer institutions, with a particular focus on financial institutions with similar corporate objectives and comparable asset size;

•	the alignment of executive compensation decisions and policies with the decisions and policies applicable to other employees;

•	the need to provide a competitive executive compensation package to attract and retain superior executive talent;

•	as appropriate, general economic conditions within our market area and the overall banking industry;

•	the recommendations of our Chief Executive Officer in setting compensation for other executives; and

•

the results of the prior year’s shareholder advisory vote on executive compensation, which, consistent with prior years, received solid shareholder support in 2016, reflecting our shareholders’ support for our compensation philosophy and the executive compensation decisions made by the Committee.

The Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

Role and Relationship of the Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year.

The Committee engaged Pearl Meyer with respect to recommendations regarding 2016 executive compensation decisions. The Committee made these decisions in part based on Pearl Meyer’s study of the Company’s executive compensation program in 2015 (the “2015 Executive Compensation Study”). The Committee also retained the services of Pearl Meyer to conduct a study (the “2016 Executive Compensation Study”) of the Company’s executive compensation program in 2016, as described below in “The Role of Benchmarking.”

In accordance with SEC rules and NASDAQ listing standards, the Committee took appropriate actions in 2016 to consider the independence of Pearl Meyer.

The Role of Benchmarking

The 2015 Executive Compensation Study compared the Company’s executive compensation program to the compensation programs of a peer group comprising other publicly traded financial services companies, as described below. The Committee used the report as a tool in setting compensation levels in 2016.

Pearl Meyer’s 2015 Executive Compensation Study provided market observations on executive base salaries and short- and long-term incentive opportunities based on competitive data from published proxy filings of a peer group of 16 bank holding companies. The peer group in the 2015 Executive Compensation Study was selected primarily based on total assets relative to Columbia’s total assets as of December 31, 2014 and proportion of lending focused on commercial and industrial loans and consumer mortgages. Based on the recommendations of Pearl Meyer, the Committee approved the peer group for market comparisons and benchmarking in April 2015, which consisted of the following bank holding companies:

2015 Peer Group
BancFirst Corporation	IberiaBank Corporation
BancorpSouth, Inc.	MB Financial, Inc.
First Commonwealth Financial Corporation	National Penn Bancshares, Inc.
First Financial Bancorp	NBT Bancorp Inc.
First Interstate BancSystem, Inc.	Pinnacle Financial Partners, Inc.
First Midwest Bancorp, Inc.	Texas Capital Bancshares, Inc.
Glacier Bancorp Inc.	Trustmark Corporation
Heartland Financial USA, Inc.	Western Alliance Bancorporation

Once the new peer group was approved, the Committee engaged Pearl Meyer to conduct an updated study of the Company’s executive compensation program, which was presented to the Committee in September 2015. Pearl Meyer’s 2015 Executive Compensation Study provided market observations on executive base salaries and short- and long-term incentive opportunities based on competitive data from published proxy filings of the 2015 peer group. In conducting the 2015 Executive Compensation Study, Pearl Meyer also considered compensation at Umpqua Holdings Corporation, Washington Federal, Inc., South State Corporation and Banner Corporation as additional reference points where appropriate as requested by the Committee.

In October 2016, the Committee requested that Pearl Meyer provide a review of the peer group recommended in the 2015 Executive Compensation Study, including whether Pearl Meyer recommended any updates to the group. In its review, Pearl Meyer considered the assets, operating revenue and market capitalization, geographic location, communities served and loan mix and revenue mix of the peer group, which Pearl Meyer advised were appropriate parameters. Based upon Pearl Meyer’s recommendation, the Committee approved the updated peer group shown below for use beginning with 2017 compensation decisions.

2017 Peer Group
BancorpSouth, Inc.	Heartland Financial USA, Inc.
Banner Corporation	MB Financial, Inc.
CVB Financial Corp.	NBT Bancorp Inc.
First Financial Bancorp	Old National Bancorp
First Interstate BancSystem, Inc.	Pinnacle Financial Partners, Inc.
First Midwest Bancorp, Inc.	Sterling Bancorp
Glacier Bancorp Inc.	Trustmark Corporation
Great Western Bancorp, Inc.	Western Alliance Bancorporation

The following companies were removed from the 2015 peer group:

•	National Penn Bancshares, Inc., which was acquired in 2016;

•	Texas Capital Bancshares, Inc. and IberiaBank Corporation, due to their large asset size; and

•	First Commonwealth Financial Corporation and BancFirst Corporation due to their small asset size and the potential for differing regulatory expectations.

Compensation Structure

Principal Elements of Compensation

Our overall compensation program for executives currently consists of six key elements:

•	Base Salary

•	Retirement Benefits

•	Annual Incentive Compensation
•	Severance and Change-in-Control Benefits

•	Long-Term Equity Incentives

•	General Employee Benefits

The combination of these six key elements reinforces our pay-for-performance philosophy and strengthens our ability to attract and retain highly qualified executives in our highly competitive banking environment. We believe that this mix of fixed and variable pay advances both the short- and long-term interests of our business, promotes creating long-term shareholder value and helps us recruit and retain top executives. The Committee’s decisions regarding the executive compensation program design and individual pay are made in the context of the total compensation philosophy outlined above, including our financial performance.

Base Salary

Salaries are used to provide a competitive fixed amount of base compensation. Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to our peer group (as in effect at the time of the determination), the executives’ individual performance and overall contribution to the organization, the relevant position’s scope of responsibilities, the executives’ experience and tenure, and our overall annual budget, which takes into account Company financial performance. The salaries of the Named Executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. As discussed above, the merit-based adjustments for Ms. Dressel and Messrs. Stein, Lawson, McDonald and Robbins increased their base salaries by 4%, 4%, 6%, 3% and 4%, respectively, effective March 2016.

Annual Cash Incentive Compensation

Consistent with competitive practices, we believe that a portion of our Named Executives’ target compensation should be at risk, contingent upon the Committee’s assessment of performance. When determining earned annual cash incentive awards, the Committee considers the Company’s performance against pre-established financial performance measures as well as the executive’s individual performance and contribution to the Company’s overall performance. Annual cash incentive awards therefore seek to drive progress toward achieving the Company’s annual business objectives and permit individual performance to be recognized.

The Committee established target annual cash incentive opportunities for 2016 equal to 50% of base salary for Ms. Dressel and 40% of base salary for the other Named Executives. Earned annual incentive awards could range from 0% to 75% of base salary for Ms. Dressel or 0% to 60% of base salary for the other Named Executives, based on the level of achievement of the following performance goals:

	Performance Goals
	Threshold (50% of Target)	Target (100% of Target)	Stretch (150% of Target)	Weighting	2016 Actual	% Achieved (Weighted)
Core Return on Average Assets (%)*	1.05%	1.20%	1.30%	40%	1.15%	81.74%
Growth in Total Loans (%)	5.50%	8.00%	10.00%	15%	6.85%	77.02%
Ratio of Noninterest Expense before Acquisition, OREO and FDIC Clawback Liability Expenses to Average Assets (%)*	2.96%	2.92%	2.88%	15%	2.77%	150%
Ratio of Non-Performing Assets to period end Total Loans & OREO	1.30%	1.00%	0.75%	15%	0.54%	150%
Individual Performance	N/A	N/A	N/A	15%	**	100%
					TOTAL:	104% of Target

*	Core return on average assets and ratio of noninterest expense before acquisition, OREO and FDIC clawback liability expenses to average assets are non-GAAP financial measures. Please refer to Appendix A for additional information regarding how these performance measures are calculated from the Company’s audited financial statements.
**	The individual performance results for each Named Executive are discussed below.

A larger weighting was assigned to the core return on average assets metric because the Committee determined that the 2016 short term incentive program should emphasize an earnings-related goal. For the individual performance metrics, the Committee established and approved individual performance factors for the CEO, and the CEO did the same for the other Named Executives, which factors are discussed in more detail below.

Performance below the “threshold” level results in no payout earned for the applicable performance goal. If performance falls between the “threshold” and “target” or “target” and “stretch” levels, then the earned payout is determined using straight line interpolation. Once earned annual incentive awards are calculated based on actual performance as compared to the goals set forth above, the Committee has the discretion to reduce or increase the payouts to the extent it determines appropriate to reflect the business environment and market conditions that may affect Columbia’s financial and stock price performance. Based in part on the recommendations of the CEO, the Committee approves the final annual incentive award payouts to the Named Executives other than the CEO. The Committee approves and recommends to the Board for approval the final annual incentive award payout to the CEO.

The table above shows the Company performance in 2016 for each of the four Company performance metrics, as well as the resulting weighted achievement percentage earned as a result of 2016 performance. For the individual performance component, the Committee considered the following achievements for each Named Executive with respect to his or her individual performance factors. For Ms. Dressel, who was responsible for leading the performance of the Company as a whole, the Committee considered the financial results described in the table above, as well as Ms. Dressel’s successful execution of the Company’s strategic plan in 2016. For Mr. Stein, the Committee considered his work on refining the executive dashboard content and its use by senior managers to allow for more timely delivery of financial performance measures in order to drive faster and better decision-making and improved operational performance within the Company. For Mr. Lawson, the Committee considered his work in defining a leadership framework, implementing and delivering leadership trainings, further refining our leadership development, succession planning and talent review process and establishing executive coaching plans for selected leaders within the Company. For Mr. McDonald, the Committee considered the Company’s enhanced commercial real estate risk management. For Mr. Robbins, the Committee considered his integration of distribution channels and organization of business models to be consistent with the Company’s target market sectors. After considering each Named Executive’s performance in 2016, the Committee approved the achievement of the individual performance component at 100% of the target level for each Named Executive.

Based on these 2016 Company and individual performance results, the Committee approved annual incentive awards to the Named Executives for 2016 as follows:

Named Executive	Target Annual Incentive	Earned Annual Incentive
Melanie J. Dressel	$382,500	$398,757
Clint E. Stein	$146,000	$152,205
David C. Lawson	$106,000	$110,505
Andrew L. McDonald	$124,000	$129,270
Hadley S. Robbins	$156,000	$162,630

Long-Term Equity Incentive Compensation

Columbia believes executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long-term vision of growth, stability, asset quality and our commitment to a personalized banking approach. Long- term incentives take the form of equity awards that are intended to align the interests of the executive with those of our shareholders by encouraging ownership of our common stock and tying value to the long-term market value of the Company’s stock. These awards also serve to promote an executive’s continued service to the organization by vesting over a period of years and encourage sound risk management by providing a balanced view of performance and aligning awards with the longer-term time horizon of risk outcomes.

Since 2014, our long-term incentive compensation has consisted of a combination of performance-based restricted stock awards (“Performance Shares”) that are earned over a three-year performance period and time-based restricted stock awards (“Restricted Stock”), in each case issued under the Company’s 2014 Stock Option & Equity Compensation Plan (the “2014 Plan”).

Grant of 2016 Long-Term Incentive Awards

In 2016, we granted our Named Executives Performance Shares that are earned and vest at the end of a three-year performance period based on achieving relative total shareholder return (“TSR”) compared to the KBW Regional Banking Index (KRX) and our return on average assets (“ROAA”) against targets established by the Committee. After the end of the performance period, the Committee will assess performance against the goals and determine the amount, if any, of earned Performance Shares. We also granted our Named Executives Restricted Stock awards that vest over four years, 20% on the second anniversary of grant, 30% on the third anniversary, and the remaining 50% on the fourth anniversary subject to continued service.

Performance Measures for 2016 Performance Shares

For 2016, Performance Shares are earned and vest based on achievement of the following performance goals for the period from January 1, 2016 through December 31, 2018, as established by the Committee:

			Performance Goals
Performance Measure	Weighting	Measurement Perspective	Threshold	Target	Stretch

Return on Average Assets (“ROAA”)	50%	Columbia	0.85%	1.00%	1.25%

Total Shareholder Return (“TSR”)	50%	Relative to KBW Regional Banking Index (KRX)	30th Percentile	50th Percentile	80th Percentile

Payout as % of Target			50%	100%	150%

The performance measures are calculated as follows:

•

ROAA: Average of the Company’s ROAA for the 12 calendar quarters between January 1, 2016 and December 31, 2018, with each calendar quarter calculated separately, measured against our performance goals shown above.

•

TSR: Measured on a relative basis against a defined group of peer banks over the period January 1, 2016 through December 31, 2018 (calculated assuming that dividends during the period are reinvested in company shares on the date paid). For this purpose, peer banks will consist of all companies included in the KBW Regional Banking Index as of December 31, 2018.

Payout Determination for Performance Shares

At the end of the performance period, the Committee will review the Company’s actual performance and determine the number of earned awards. Performance below “threshold” for a given performance measure will result in forfeiture of the respective shares; performance at or above “stretch” for a given performance measure will result in payout equal to 150% of the respective target shares. Performance between threshold and target and target and stretch will be determined using straight line interpolation and rounded up to the nearest whole number of shares. All financial performance determinations for the Company and the peer banks will be made at the ultimate parent company level. Dividends earned on Performance Shares will accrue, but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction.

2016 Target Long-Term Equity Incentive Award Opportunities

The target long-term equity incentive award opportunities for 2016 represented, in the aggregate, approximately 60% of base salary for Ms. Dressel and 50% of base salary for the other Named Executives. Accordingly, our Named Executives received the following number of shares in 2016. For Ms. Dressel, 25% of the total target opportunity was granted in the form of restricted stock and 75% in the form of Performance Shares, and, for the other Named Executives, 50% of the total target opportunity was granted in the form of restricted stock and 50% in the form of Performance Shares. The Committee chose to weight Ms. Dressel’s target long-term incentive opportunity more heavily in Performance Shares in light of her role as Chief Executive Officer and responsibility for overall Company performance and returns to shareholders. Equity award values are based on the closing market price of our stock on the date the Board approves the grant.

Named Executive	Target Performance Shares (Performance-Based Vesting)	Restricted Stock (Time-Based Vesting)
Melanie J. Dressel	11,580	4,033

Clint E. Stein	3,070	3,207

David C. Lawson	2,230	2,329

Andrew L. McDonald	2,610	2,724

Hadley S. Robbins	3,280	3,427

In establishing award levels, the Committee views each grant of an equity award to an executive as a separate incentive intended to drive future shareholder return and to promote retention. In determining the value of equity awards to executives, the Committee also considers comparisons to our peer group. Additionally, the Committee also considers awards to executives compared to the level of equity awards offered to other Company employees.

2014 Performance Share Award Payout

The Performance Shares granted in 2014 were subject to performance vesting conditions tied to the Company’s ROAA and TSR relative to a defined group of peer banks, in each case over the period from April 1, 2014 through December 31, 2016. In February 2017, the Committee reviewed the Company’s actual performance against the ROAA and TSR targets and determined that the awards would pay out at 129.8% of target. A summary of the Company’s performance as measured against the goals, and the resulting payout, is set forth below:

			Performance Goals			Results
Performance Measure	Weighting	Measurement Perspective	Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)	Actual Performance	Percent of Target Payout
ROAA	50%	Columbia	0.85%	1.00%	1.25%	1.122%	124.4%

TSR	50%	Relative to Peer Banks	30th Percentile	50th Percentile	80th Percentile	71st Percentile	135.2%
						TOTAL:	129.8%

Retirement Benefits

We believe that a retirement plan for our Named Executives is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. We have not adopted a formal pension plan but, instead, have historically provided retirement benefits through a retirement plan that provides lifetime benefits (also known as a Supplemental Executive Retirement Plan, or “SERP”), a long-term compensation plan (also known as a “Unit Plan”) and an Executive Deferred Compensation Plan. In 2013, the Unit Plans for the Named Executives were frozen and supplemented by SERPs. Both programs are described in greater detail below under “Compensation Tables—Pension Benefits.”

In 2001, the Company implemented a SERP for certain executive officers to provide retirement benefits to those officers. The SERP provides a lifetime annual retirement benefit, the amount of which declines to the extent the executive retires before a specified retirement age. The SERPs serve a retention purpose by vesting over a period of time and by restricting the executive from working for a competitor for a period following termination of employment. Starting in 2004, the Company began using supplemental compensation arrangements, which we called Unit Plans, to provide retirement benefits for executive officers instead of SERPs. Between 2004 and 2012, we awarded three separate Unit Plans to Mr. McDonald and a Unit Plan to Mr. Stein.

In 2013, the Committee approved offering SERPs to replace the Named Executives’ Unit Plans. Accordingly, the Company entered into SERPs with Messrs. McDonald and Stein, and their respective Unit Plans were frozen at the then-current benefit amounts. The SERPs for Messrs. McDonald and Stein provide that amounts drawn under their SERPs will be reduced by the amount that is attributable to each respective Unit Plan. This approach provides these executives with a retirement benefit that is consistent with Columbia’s compensation philosophy, while optimally leveraging the expense already incurred in funding the Unit Plans.

In 2013, following the acquisition of West Coast Bancorp, the Company assumed the SERP that was provided to Mr. Robbins as an executive of West Coast Bancorp; the Company also entered into a SERP with Mr. Lawson in 2013. A more detailed description regarding payments under the SERPs and Unit Plans is set forth below under “Compensation Tables—Post Employment and Termination Benefits.”

As more fully described below under “Compensation Tables—Post Employment and Termination Benefits,” we also provide non-employee directors and highly-compensated employees (as defined by IRS rules) with the opportunity to defer compensation through two Executive Deferred Compensation Plans. The participation in our 401(k) plan for these individuals is limited under federal income tax rules, and we believe they should have other similar means of saving for retirement. Currently, interest paid on the participant deferrals is three-month LIBOR (the “London Interbank Offered Rate”) plus 3.58%.

Executive Employment and Change-in-Control Agreements

We provide severance and change-in-control benefits to executives that are payable in circumstances the Committee believes are appropriate and market-competitive. Change-in-control benefits are generally “double-trigger,” meaning they are payable only if the executive experiences a qualifying termination of employment in connection with a change-in-control of the Company.

Ms. Dressel served as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004, which is described in detail in the section entitled “Compensation Tables—Post Employment and Termination Benefits” below. We believe that an employment agreement helps protect the interests of our shareholders in a number of meaningful ways. It guarantees continuity of leadership through retention and through severance and change-in-control provisions and reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions. In general, upon a qualifying termination, Ms. Dressel’s agreement entitled her to receive base salary and benefits for the greater of two years or the balance of the term of her agreement, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. Upon a qualifying termination related to a change-in-control, Ms. Dressel’s agreement entitled her to the continuation of benefits and her base salary, paid monthly, for the greater of two years or the balance of the term of her agreement, an amount equal to two times any incentive payment earned for the year preceding termination and accelerated vesting of options and lapse of restrictions on restricted stock awards; provided, that any such payments could be reduced by payments paid previously upon a qualifying termination.

The Company has entered into change-in-control agreements with each of the Named Executives other than Ms. Dressel, which are described in more detail below under “Compensation Tables—Post Employment and Termination Benefits.” The change-in-control agreements contain provisions, similar to those in Ms. Dressel’s employment agreement, that require payments in the event of termination of employment related to a change-in- control. These arrangements are “double trigger,” meaning that they provide payments only upon a covered termination of employment in connection with a change-in-control, and no covered executive will receive payments under the agreements due to a change-in-control alone. In general, upon a qualifying termination related to a change-in-control, an executive with a change-in-control agreement will be entitled to two years’ annual base salary paid monthly over two years, accelerated vesting of options and lapse of restrictions on restricted stock awards and will be subject to two-year non-compete and non-solicit covenants.

Perquisites and General Employee Benefits

As with all of our employees, we strive to assist our executives in meeting their retirement income, health care, disability income, time off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances, and the Named Executives participate in these and other benefits to the same extent as other employees. These benefits include medical and dental insurance, disability insurance, and the Company’s 401(k) plan. The Named Executives do not receive any perquisites or similar benefits such as Company-provided cars, car allowances, or country club memberships.

Clawback Policy for the Recovery of Incentive Compensation

Our annual and long-term incentive compensation programs provide for the recovery of incentive compensation under certain circumstances. Under these programs, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Stock Ownership Guidelines; No-Hedging

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of our shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period from his or her appointment as an executive officer.

The ownership guidelines as applied to the Named Executives are as follows: (1) the CEO and Chief Operating Officer each have a required minimum ownership of approximately 28,000 shares; and (2) the Chief Financial Officer, Chief Credit Officer and Chief Human Resources Officer each have a required minimum ownership of 21,000 shares. At year-end 2016, Ms. Dressel and Mr. McDonald had exceeded the required minimum. Mr. Stein, who was promoted to Chief Financial Officer in August 2012, Mr. Lawson, who was appointed to the role of Chief Human Resources Officer in July of 2013, and Mr. Robbins, who was appointed to the role of Chief Operating Officer in March 2014 are all expected to meet the five-year target date for compliance specified in the guidelines.

In March, 2017, the Board adopted a Stock Ownership Policy, which replaces the stock ownership guidelines. Effective as of January 1, 2017, the Stock Ownership Policy requires each Named Executive to own shares equal in value to a multiple of his or her annual base salary. For the Chief Executive Officer, the multiple is three; for Executive Vice Presidents, which include the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer and Chief Human Resources Officer, the multiple is two. The Stock Ownership Policy also requires non-employee directors to own shares equal in value to five times the annual Board cash retainer. The share value is based on the average closing price of Company’s common stock over the 200 trading days preceding December 31 of the applicable calendar year.

The Named Executives and non-employee directors may satisfy the ownership requirements in the Stock Ownership Policy with common stock owned directly or indirectly (if the participant has a pecuniary interest in the shares), vested stock-based awards (other than options) and unvested restricted stock or restricted stock unit awards that are subject to time-based vesting requirements. If a participant is not in compliance with the Stock Ownership Policy as of December 31 of any year, he or she must retain all of the shares held as of that date and all shares acquired in the following year (including any shares granted to the participant pursuant to an equity award or acquired on exercise of an option), other than any shares withheld to pay an option exercise price or tax obligations.

No-Hedging

The Company has also adopted insider-trading policies that prohibit directors, executive officers and certain other individuals from (1) trading in any put, call, short sale or other derivative securities relating to the Company’s securities and (2) engaging in any hedging transactions with respect to any of the Company’s securities.

Impact of Tax Treatment of Compensation

The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. The Committee generally seeks to maximize deductibility of executive compensation under Section 162(m) while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. In this context, the Committee acts in a manner that, in its judgment, is in the best interests of the Company. In 2014, we adopted and our shareholders approved the 2014 Plan, which allows for the grant of awards that qualify as performance-based compensation under Section 162(m).

Compensation Tables

The following table shows compensation paid or accrued in the years shown for Columbia’s Chief Executive Officer, Chief Financial Officer and each of the other Named Executives.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Melanie J. Dressel	2016	$733,519	$—	$555,416	—	$398,757	$608,228	$62,879	$2,358,799
President, Chief Executive Officer	2015	729,167	—	534,975	—	448,928	3,408,038	38,654	5,159,762
	2014	675,000	437,500	212,170	—	—	368,317	27,841	1,720,828

Clint E. Stein	2016	349,865	—	208,068	—	152,205	148,412	40,996	899,546
Executive Vice President, Chief Financial Officer	2015	345,000	—	182,582	—	173,120	506,955	40,261	1,247,918
	2014	308,333	160,000	105,190	—	—	124,110	41,401	739,034

David C. Lawson	2016	253,327	—	151,123	—	110,505	130,978	31,124	677,057
Executive Vice President, Chief	2015	247,500	—	130,395	—	122,157	129,182	31,980	661,214
Human Resources Officer	2014	233,333	117,500	105,190	—	—	78,259	25,862	560,144

Andrew L. McDonald	2016	297,603	—	176,821	—	129,270	206,825	48,202	858,721
Executive Vice President, Chief	2015	298,000	—	156,504	—	146,589	831,885	45,811	1,478,789
Credit Officer	2014	281,667	115,200	105,190	—	—	375,238	54,856	932,151

Hadley S. Robbins	2016	374,000	—	222,319	—	162,630	166,147	41,772	966,868
Executive Vice President, Chief Operating Officer (7)	2015	369,827	277,182	195,592	—	183,236	64,200	78,469	1,168,506
	2014	318,923	449,163	105,190	—	—	450	75,753	949,479

(1)	Amounts include discretionary contributions under the Deferred Compensation Plan as follows: Ms. Dressel $48,000, Mr. Stein $35,568, Mr. Lawson $22,216, and Mr. Robbins $91,618. The material terms of the Deferred Compensation Plan are described under “Post-Employment and Termination Benefits—Deferred Compensation Plan.”
(2)	For 2016, includes the grant date fair value of Restricted Stock awards granted on February 24, 2016 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on February 24, 2020 and the grant date fair value of Performance Shares granted on March 23, 2016 for the period commencing January 1, 2016 and ending December 31, 2018 (the 2016-2018 performance period). At stretch performance, the Performance Shares grant date fair value would be $478,630 for Ms. Dressel, $126,891 for Mr. Stein, $92,171 for Mr. Lawson, $107,878 for Mr. McDonald, and $135,571 for Mr. Robbins.

For 2015, includes the grant date fair value of Restricted Stock awards granted on March 25, 2015 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on March 25, 2019 and the grant date fair value of Performance Shares granted on

March 25, 2015 for the period commencing January 1, 2015 and ending December 31, 2017 (the 2015-2017 performance period). At stretch performance, the Performance Shares grant date fair value would be $428,289 for Ms. Dressel, $108,797 for Mr. Stein, $77,700 for Mr. Lawson, $93,263 for Mr. McDonald, and $116,550 for Mr. Robbins.

For 2014, includes the grant date fair value of Restricted Stock awards, 20% of which vested on the first anniversary date of the grant and will vest 30% on the third anniversary date on February 26, 2016, and the remaining 50% vest on the fourth anniversary date on February 24, 2017.

(3)	The grant date fair value of stock awards was determined in accordance with FASB ASC 718. Assumptions used to calculate these amounts are set forth in footnote 4 to “2016 Grants of Plan-Based Awards” and in Note 22 to the Company’s audited financial statements for the fiscal year ended 2016, included in the Company’s 2016 Annual Report. The fair market value of Restricted Stock awards granted in 2016 was based on the closing price of Columbia’s common stock on NASDAQ on the grant date, February 24, 2016 ($28.45 per share). The fair market value of 50% of the Performance Shares was based on the closing price of Columbia's common stock on NASDAQ on the grant date, March 23, 2016 ($29.74 per share) and 50% on a fair value calculation using a Monte-Carlo simulation ($25.37 per share).
(4)	The amounts in this column reflect the annual incentive awards earned under the 2014 Plan for 2016 performance.
(5)	The amounts in this column do not represent amounts actually paid to a Named Executive. Includes the change in actuarial present value of the accumulated projected benefit under the SERP, which is a non-cash amount that can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations. Assumptions such as discount rate and retirement age are reviewed annually by the Company and are intended to be individually appropriate. The SERP is discussed in further detail under “Post Employment and Termination Benefits—Supplemental Executive Retirement Plan.”

For 2016, amounts shown include: for Ms. Dressel, $600,531 of change in the actuarial present value of projected benefit under the Supplemental Executive Retirement Plan (the “SERP”) and $7,697 of above-market earnings on her DCA.; for Mr. Stein, $144,953 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $3,459 of above-market earnings on his DCA; for Mr. Lawson, $129,771 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $1,207 of above-market earnings on his DCA; for Mr. McDonald, $204,854 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $1,971 of above-market earnings on his DCA; and for Mr. Robbins, $151,430 of change in the actuarial present value of projected benefit under the SERP and $14,717 of above-market earnings on his DCA.

For 2015, amounts reflect the impact of amendments to the SERP formula. The SERP is designed to provide lifetime retirement benefits equal to 60% of the average of the three highest years of base salary (which we refer to as the “SERP formula”), with an annual two percent cost of living adjustment to benefit payments. Prior to 2015, the SERP benefits were calculated based on a fixed dollar amount. In 2015, in order to better account for fluctuations in the participant’s base salary over time, the Company amended the SERP to provide that the SERP benefit available to each participant would instead equal the SERP formula described above. This change contributed to an increase in the actuarial present value of projected benefit under the SERP, which is reflected in this column, but does not represent any cash compensation paid to the Named Executives in 2015.

(6)	Amount shown for Ms. Dressel includes $7,950 in 401(k) plan matching contributions, $13,250 in 401(k) discretionary contributions, $13,698 in split dollar life insurance premiums, $9,132 in split dollar bonus earnings, $636 in group term life insurance premiums, $14,373 in accrued dividends on unvested Performance Shares, and $3,840 in non-qualified deferred compensation matching contributions.

Amount shown for Mr. Stein includes $7,950 in 401(k) plan matching contributions, $13,250 in 401(k) discretionary contributions, $2,567 in split dollar life insurance premiums, $1,712 in split dollar bonus earnings,

$174 in group term life insurance premiums, $4,143 in accrued dividends on unvested Performance Shares, 2,845 in non-qualified deferred compensation matching contributions, and $8,355 in Company contributions to a supplemental retirement benefit plan (“UNIT plan”). Unit Plans are described in further detail under “Post Employment and Termination Benefits—Unit Plans.”

Amount shown for Mr. Lawson includes $7,950 in 401(k) plan matching contributions, $13,250 in 401(k) discretionary contributions, $2,868 in split dollar life insurance premiums, $1,575 in split dollar bonus earnings, $154 in group term life insurance premiums, $3,550 in accrued dividends on unvested Performance Shares, and $1,777 in non-qualified deferred compensation matching contributions.

Amount shown for Mr. McDonald includes $7,950 in 401(k) plan matching contributions, $13,250 in 401(k) discretionary contributions, $3,958 in split dollar life insurance premiums, $2,465 in split dollar bonus earnings, $148 in group term life insurance premiums, $3,847 in accrued dividends on unvested Performance Shares, and $16,584 in Company contributions to a UNIT plan.

Amount shown for Mr. Robbins includes $7,950 in 401(k) plan matching contributions, $13,250 in 401(k) discretionary contributions, $5,504 in split dollar life insurance premiums, $3,262 in split dollar bonus earnings, $186 in group term life insurance premiums, $4,291 in accrued dividends on unvested Performance Shares, and $7,329 in non-qualified deferred compensation matching contributions.

(7)	Mr. Robbins was appointed Interim Chief Executive Officer on February 22, 2017 following the unexpected passing of Ms. Dressel.

Equity Compensation

Stock Option and Equity Compensation Plan. The 2014 Plan provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the 2014 Plan. As of December 31, 2016, 1,145,842 shares remain available for future grant under the 2014 Plan. The 2014 Plan replaced the Amended and Restated Stock Option and Equity Compensation Plan (the “Former Equity Plan”); however, any awards remaining outstanding under the Former Equity Plan continue to be governed by the terms of that plan.

2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair value of stock and option
		Threshold ($)	Target ($)	Maximum ($ )	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Awards ($)(3)(4)
Melanie J. Dressel	2/24/2016				—	—	—	4,033	$114,739
	3/23/2016				5,790	11,580	17,370	—	440,677
	3/23/2016	$191,250	$382,500	$573,750
Clint E. Stein	2/24/2016				—	—	—	3,207	91,239
	3/23/2016				1,535	3,070	4,605	—	116,829
	3/23/2016	$73,000	$146,000	$219,000
David C. Lawson	2/24/2016				—	—	—	2,329	66,260
	3/23/2016				1,115	2,230	3,345	—	84,863
	3/23/2016	$53,000	$106,000	$159,000
Andrew L. McDonald	2/24/2016				—	—	—	2,724	77,498
	3/23/2016				1,305	2,610	3,915	—	99,324
	3/23/2016	$62,000	$124,000	$186,000
Hadley S. Robbins	2/24/2016				—	—	—	3,427	97,498
	3/23/2016				1,640	3,280	4,920	—	124,820
	3/23/2016	$78,000	$156,000	$234,000

(1)	Represents the possible range of possible cash payouts under the 2016 annual cash incentive opportunities granted under the 2014 Plan. Actual amounts earned, as determined by the Committee in the first quarter of 2016, are reflected in the 2016 Summary Compensation Table under Non-Equity Incentive Plan Compensation. See “Compensation Discussion & Analysis—Compensation Structure—Annual Cash Incentive Compensation.”
(2)	Represents the possible range of Performance Shares granted on March 23, 2016 under the Long-Term Incentive Plan, a sub-plan under the 2014 Plan. Actual amounts of Performance Shares earned will be based on achieving relative TSR compared to the KBW Regional Banking Index and Columbia’s ROAA against targets established by the Committee as determined by the Committee, in each case over the 2016-2018 performance period. Dividends earned on Performance Shares will accrue but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction. See “Compensation Discussion & Analysis—Compensation Structure—Long-Term Equity Incentive Compensation.”
(3)	Represents the number of shares of Restricted Stock granted on February 24, 2016 under the 2014 Plan that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on February 24, 2020. Dividends earned on Restricted Stock are paid to award holders at the same time as dividends are paid to shareholders.
(4)	Amounts shown represent the grant date fair value of Restricted Stock and Performance Shares granted on February 24, 2016 and March 23, 2016, respectively, determined in accordance with FASB ASC 718. Assumptions used to calculate these amounts are set forth in Note 21 to the 2016 Annual Report. The grant date fair value of Restricted Stock was based on the closing price of Columbia’s common stock on NASDAQ on the grant date, February 24, 2016 ($28.45 per share). The grant date fair value of the Performance Shares is shown at stretch performance and is 50% based on the closing price of Columbia’s common stock on NASDAQ on the grant date, March 23, 2016 ($29.74 per share) and 50% based on a fair value calculation using a Monte- Carlo simulation ($25.37 per share).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Melanie J. Dressel	—	—	—	—	—	12,624	564,040	31,955	1,427,749
Clint E. Stein	—	—	—	—	—	8,777	392,156	8,310	371,291
David C. Lawson	—	—	—	—	—	6,943	310,213	5,991	267,678
McDonald	—	—	—	—	—	7,941	354,804	7,091	316,826
Hadley S. Robbins	1,958	—	—	136.93	3/27/2017	9,173	409,850	8,889	397,161
	1,165			54.70	4/20/2018

(1)	Outstanding options for Mr. Robbins were granted by West Coast Bancorp and became vested at the close of the merger between Columbia and West Coast Bancorp on April 1, 2013.
(2)	For Ms. Dressel, represents 3,750 shares of restricted stock granted in 2013 that were scheduled to vest on February 27, 2017; 1,600 shares of restricted stock granted on February 26, 2014 that were scheduled to vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 3,241 shares of Restricted Stock granted on March 25, 2015 and 4,033 shares of restricted stock granted on March 23, 2016 that were scheduled to vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Stein, represents 1,500 shares of restricted stock granted in 2013 that vest on February 27, 2017; 1,600 shares of restricted stock granted on February 26, 2014 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 2,470 shares of Restricted Stock granted on March 25, 2015 and 3,207 shares of restricted stock granted on March 23, 2016 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Lawson, represents 1,250 shares of restricted stock granted in 2013 that vest on September 29, 2017; 1,600 shares of restricted stock granted on February 26, 2014 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 1,764 shares of Restricted Stock granted on March 25, 2015 and 2,329 shares of restricted stock granted on March 23, 2016 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. McDonald, represents 1,500 shares of restricted stock granted in 2013 that vest on February 27, 2017; 1,600 shares of restricted stock granted on February 26, 2014 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 2,117 shares of Restricted Stock granted on March 25, 2015 and 2,724 shares of restricted stock granted on March 23, 2016 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Robbins, represents 1,500 shares of restricted stock granted in 2013 that vest on April 1, 2017; 1,600 shares of restricted stock granted on February 26, 2014 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 2,646 shares of Restricted Stock granted on March 25, 2015 and 3,427 shares of restricted stock granted on March 23, 2016 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

(3)	Amounts shown are calculated using the closing price of Columbia’s common stock on NASDAQ on December 31, 2016 of $44.68 per share.
(4)	Amounts shown represent Performance Shares granted in 2015 and 2016 at stretch performance. Actual amounts vested and earned, if any, depend on actual performance against the performance measures for the 2015-2017 performance period that ends December 31, 2017 and 2016-2018 performance period that ends December 31, 2018, respectively. For Ms. Dressel, represents 14,585 Performance Shares granted on March 25, 2015 and 17,370 Performance Shares granted on March 23, 2016. For Mr. Stein, represents 3,705 Performance Shares granted on March 25, 2015 and 4,605 Performance Shares granted on March 23, 2016. For Mr. Lawson, represents 2,646 Performance Shares granted on March 25, 2015 and 3,345 Performance Shares granted on March 23, 2016. For Mr. McDonald, represents 3,176 Performance Shares granted on March 25, 2015 and 3,915 Performance Shares granted on March 23, 2016. For Mr. Robbins, represents 3,969 Performance Shares granted on March 25, 2015 and 4,920 Performance Shares granted on March 23, 2016.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Melanie J. Dressel	—	—	14,188	534,020
Clint E. Stein	—	—	5,146	190,373
David C. Lawson	—	—	3,746	152,401
Andrew L. McDonald	—	—	5,396	197,533
Hadley S. Robbins	1,608	31,186	3,896	155,032

(1)	For Ms. Dressel, represents the fair market value of 3,750 shares of restricted stock granted in 2012 that vested on February 22, 2016, 2,250 shares of restricted stock granted in 2013 that vested on February 26, 2016, 400 shares of restricted stock granted in 2014 that vested on February 26, 2016, and 7,788 performance shares granted in 2014 that vested on December 31, 2016.

For Mr. Stein, represents the fair market value of 1,250 shares of restricted stock granted in 2012 that vested on February 22, 2016, 900 shares of restricted stock granted in 2013 that vested on February 26, 2016, 400 shares of restricted stock granted in 2014 that vested on February 26, 2016 and 2,596 performance shares granted in 2014 that vested on December 31, 2016.

For Mr. Lawson, represents the fair market value of 750 shares of restricted stock granted in 2013 that vested on September 30, 2016, 400 shares of restricted stock granted in 2014 that vested on February 26, 2016, and 2,596 performance shares granted in 2014 that vested on December 31, 2016.

For Mr. McDonald, represents the fair market value of 1,500 shares of restricted stock granted in 2012 that vested on February 22, 2016, 900 shares of restricted stock granted in 2013 that vested on February 26, 2016, 400 shares of restricted stock granted in 2014 that vested on February 26, 2016, and 2,596 performance shares granted in 2014 that vested on December 31, 2016.

For Mr. Robbins, represents the fair market value of 900 shares of restricted stock granted in 2013 that vested on April 1, 2016, 400 shares of restricted stock granted in 2014 that vested on February 26, 2016, and 2,596 performance shares granted in 2014 that vested on December 31, 2016.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the Named Executives. The amounts are based on the maximum amounts that could be paid under these arrangements.

Nonqualified Deferred Compensation

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2016.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Melanie J. Dressel	$48,000	$3,840	$19,949	$—	$504,323
Clint E. Stein	35,568	2,845	8,933	—	227,045
David C. Lawson	22,216	1,777	3,096	—	83,432
Andrew L. McDonald	—	—	5,135	—	123,113
Hadley S. Robbins	91,618	7,329	38,132	—	940,216

(1)	Amounts were deferred in 2016 under the Deferred Compensation Plan, which is described below under “—Deferred Compensation Plan.” The amounts for Ms. Dressel and Messrs. Stein, Lawson and Robbins are reflected in the salary column of the Summary Compensation Table.
(2)	The interest rate is the three-month LIBOR rate plus 3.58%. The plan administrator annually reviews for appropriateness the calculation of the rate of interest (the “Interest Crediting Rate”) that is applied to a participant’s Deferred Compensation Plan Account (“DCA”) in the Deferred Compensation Plan. The Interest Crediting Rate is adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants are notified of any adjustments to the Interest Crediting Rate.

On the last date of each month, each participant’s DCA is credited with an amount equal to the product of (i) one-twelfth of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance of the DCA in the DCA for that month. The credited amount is treated as part of the credit balance for all purposes of the Deferred Compensation Plan. As used herein, the average balance in a DCA for a month is equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

(3)	For Ms. Dressel includes amounts previously reported in the Summary Compensation Table for 2003 through 2015 ($322,702). For Mr. Stein includes amounts previously reported in the Summary Compensation Table for 2012 through 2015 ($117,767). For Mr. Lawson includes amounts previously reported in the Summary Compensation Table for 2014 and 2015 ($47,673). For Mr. McDonald includes amounts previously reported in in the Summary Compensation Table for 2004 through 2015 ($78,179). For Mr. Robbins includes amounts previously reported in the Summary Compensation Table for 2014 and 2015 ($776,081).

Deferred Compensation Plan. In February 2004, the Board adopted the 2005 Deferred Compensation Plan for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Designated officers or key employees may elect to defer annually under the Deferred Compensation Plan up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses or other incentive compensation. In October 2016, the Board and the Committee approved an Amended and Restated 2005 Deferred Compensation Plan, which froze that plan to new participants effective as of October 26, 2016, and a 2016 Deferred Compensation Plan. Except as noted below, the 2016 Deferred Compensation Plan is substantially the same as the 2005 Deferred Compensation Plan.

Distribution Election Notice. At the time a participant first makes an election to defer covered compensation, he or she must deliver to the Company a signed “distribution election notice” in which he or she elects to receive distributions of the credit balance in his or her DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed 120 months. A participant may change such election from time to time; but if a distribution election notice is delivered to the Company less than 12 calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the distribution election notice that was last delivered to the Company before such 12 calendar month period as the effective notice.

Distributions Upon Retirement or Disability. The Company will distribute the credit balance in a DCA maintained for a participant at the time he or she retires or becomes disabled as either a single lump sum or monthly installment payments, as elected by the participant. If the participant has elected a single lump-sum distribution, such distribution will be made within 90 days after the date that a participant retires or becomes disabled. If the participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a participant retires or becomes disabled and continuing until the full amount of the DCA maintained for the participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the participant dies after monthly installment payments of the credit balance in the DCA maintained for him or her have begun, then the remaining credit balance in the DCA will be distributed to his or her designated beneficiary in a single lump sum within 30 days after the Company receives notice that the participant has died.

Lump-Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000. The 2005 Deferred Compensation Plan provides that, notwithstanding a participant’s election to receive a distribution of the credit balance in the DCA maintained for him or her in the form of monthly installment payments, such credit balance will be distributed to the participant in a single lump sum within 90 days after the date on which he or she terminates his or her services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he or she retires or becomes disabled, or (ii) if the credit balance of the DCA maintained for him or her does not exceed $25,000. Unlike the 2005 Deferred Compensation Plan, the 2016 Deferred Compensation Plan permits participants to elect installment payments for any termination of employment, rather than only on a termination due to retirement or disability. If a participant’s services or employment with the Company is terminated because of his or her death, the credit balance in the participant’s DCA will be distributed to his or her designated beneficiary.

Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
Melanie J. Dressel	SERP	24	$7,098,340	$—
Clint E. Stein	SERP	11	866,413	—
David C. Lawson	SERP	3	337,069	—
Andrew L. McDonald	SERP	12	1,542,611	—
Hadley S. Robbins	SERP	10	966,559	—

(1)	Under the terms of the SERP, executives must, in addition to other conditions, be fully vested. For Ms. Dressel, full vesting required ten years of employment by the Company and for all other Named Executives, vesting occurs based on a twenty-year schedule. As of December 31, 2016, Ms. Dressel was 100% vested and Messrs. Stein, Lawson, McDonald and Robbins are 55%, 15%, 60% and 45% vested, respectively. Named Executives (other than Mr. Robbins) must have at least ten years of service with the Company in order to receive benefits upon a voluntary termination that occurs prior to reaching the early retirement age of 55. Mr. Robbins became fully vested in a retirement benefit upon the Company’s acquisition of West Coast Bancorp.

(2)	The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon reaching age 65 for Ms. Dressel and Messrs. Stein, Lawson, McDonald, and Robbins is as follows: Ms. Dressel $457,590, Messrs. Stein, Lawson, McDonald and Robbins $297,733, $85,459, $228,823 and $163,210, respectively.

Supplemental Executive Retirement Plan. Over the years, Columbia has implemented a supplemental executive retirement plan, or SERP, for certain executive officers of Columbia to provide retirement benefits to those officers. The SERP is designed to provide lifetime retirement benefits equal to 60% of the average of the three highest years of base salary (which we refer to as the “SERP formula”), with an annual two percent cost of living adjustment to benefit payments. Prior to 2015, the SERP benefits available to each participant were calculated based on a fixed dollar amount set forth in the officer’s SERP, which was intended to approximate the SERP formula. In 2015, in order to better account for fluctuations in the participant’s base salary over time, the Company amended the SERP to provide that the SERP benefit available to each participant would instead equal the SERP formula described above.

Each SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Named Executive (other than Mr. Robbins) attain age 65 (62 in the event of a change-in-control). Each Named Executive’s SERP, other than Mr. Robbins’ SERP, includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Named Executive’s benefit. These potential adjustments include provisions for early retirement subject to the early commencement reduction factor of 5% for each year that the benefit is paid prior to reaching age 65, payable upon reaching age 55, and a 2% annual inflation adjustment to benefit payments. As of December 31, 2016, Ms. Dressel and Mr. McDonald were eligible for early retirement benefits. Named Executives terminated pursuant to a change-in-control of Columbia shall be vested in the benefit that the executive would have received had the Named Executive remained employed by Columbia until reaching the normal retirement age. In the event the Named Executive becomes disabled, the executive will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Named Executive violates non-competition requirements or if the Named Executive is terminated for cause or resigns voluntarily before reaching the early retirement age and does not have ten years of service or before achieving 100% vesting. Under the terms of each SERP, the Named Executive and the Company will cooperate and use all reasonable efforts, in compliance with applicable law, to minimize the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code.

The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased Bank-Owned Life Insurance (“BOLI”) policies on the lives of the Named Executives and other officers and intends to use income from these policies to offset SERP benefit expenses. In 2016, Columbia purchased additional BOLI policies to supplement Columbia’s existing portfolio. The BOLI policies, through the split dollar life insurance agreements with the officers, provide a death benefit equal to three times the officer’s then current base salary and approximately ten times the projected benefit at normal retirement age of the officer’s SERP. The agreements take into account any other life insurance policies purchased by and owned by the Company that pay benefits to the participant’s beneficiary at death. This benefit is payable to the officer’s beneficiaries if the officer dies while employed with the Company or, in the case of Ms. Dressel, while serving on the Company’s Board, in which case the officer (and his or her beneficiaries) would not be entitled to any benefits under the SERP. If the officer retires or terminates employment for any reason other than death, then the officer and his or her beneficiaries forfeit any benefits under the split dollar agreement, and all proceeds from the BOLI policies are instead paid to the Company.

The income generated from the BOLI policies is projected to, on a cumulative basis, substantially offset the ongoing costs of the SERP program. This projection includes assumptions related to future BOLI policy performance, the Bank’s cost of funds and discount rates applicable to the SERP program. Any excess revenue generated from the BOLI will be used to offset other employee benefit costs. BOLI is not a permissible bank investment but BOLI may be purchased in order to offset employee benefit expenses pursuant to the authority granted by the “Interagency Statement on the Purchase and Risk Management of Life Insurance,” dated December 7, 2004 and described for State-Chartered Federal Reserve member banks in Supervisory Letter SR 04-19.

As described below, the Company had previously entered into Unit Plans with each of Messrs. McDonald and Stein in lieu of a SERP. In 2013, the Company entered into SERPs with Messrs. McDonald and Stein, and their respective Unit Plans were frozen.

Long-Term Incentive Awards Change-in-Control Treatment. In the event of a change-in-control, all unvested 2014 Performance Shares vest in full as of the date of the closing of such change-in-control transaction based on stretch performance. For the 2015 and 2016 Performance Shares, the Committee determined that, in the event of a change-in-control, all unvested Shares will vest in full as of the date of the closing of such change-in- control transaction based on the greater of target or actual performance. The Committee intends that future awards of Performance Shares will provide for change-in-control vesting treatment consistent with the change-in-control vesting treatment in the 2015 and 2016 Performance Shares.

Executive Employment Agreement. Ms. Dressel served as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel was a rolling three-year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provided that if her employment was terminated without cause or if she resigned for good reason, then she would receive salary and benefits for the greater of two years or the balance of the contract term, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements would lapse. The employment agreement also provided for certain benefits and payments if Ms. Dressel terminated her employment within two years following a change-in-control (as defined in the agreement) or if Ms. Dressel’s employment was terminated by the Company without cause or by Ms. Dressel with good reason at any time from and after six months prior to the public announcement of a transaction that will result in a change-in-control. In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), the agreement provided that Ms. Dressel would receive an amount equal to two times any incentive payment she received for the year preceding her termination, and all of her stock awards would fully vest and any restrictions would lapse. In the event Ms. Dressel was terminated without cause, or she voluntarily terminated for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, the agreement provided that she would be entitled to receive the change-in-control payments set forth above, less any payments that she received as a termination payment.

Effective February 1, 2009, Ms. Dressel voluntarily agreed to an amendment to her employment agreement that provided that if the total payment and benefits to be received by her as a result of a termination of employment in connection with a change-in-control would be in an amount that would cause them to be a “parachute payment” within the meaning of Section 280G of the Code, such payments would be reduced so that the total amount of such payments and benefits is $1 less than the amount constituting a parachute payment. Ms. Dressel’s employment agreement was amended in February 2015 to remove this “cutback” provision. The 2015 amendment to Ms. Dressel’s employment agreement provided that Ms. Dressel and the Company will cooperate and use all reasonable efforts, in compliance with applicable law, to minimize the amount of any excise tax imposed by Section 4999 of the Code.

The table below shows the maximum amounts that could be paid to Ms. Dressel under her agreements, and (i) is based on her salary at December 30, 2016; and (ii) assumes the triggering event was December 30, 2016. Ms. Dressel passed unexpectedly in February 2017, and her beneficiaries became entitled to the benefits payable upon her death consistent with the arrangements described herein.

	Termination/Change-in-Control Payments – Melanie J. Dressel
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC (1)	Retirement
Employment Agreement(2)	$—	$—	$1,530,000	$1,530,000	$1,530,000	$—
Targeted Annual Incentive(3)	—	—	382,500	382,500	—	—
CIC Termination Payment(4)	—	—	—	—	897,856	—
Benefits Payable Under SERP(5)	3,116,282	7,118,000	447,000	447,000	447,000	454,362
Bank Owned Life Insurance(6)	2,295,000	—	—	—	—	—
Group Term Life Insurance(7)	600,000	—	—	—	—	—
Healthcare and Other Benefits(8)	—	—	19,080	19,080	19,080	—
401(k) Employer Contribution(8)	—	—	7,950	7,950	7,950	—
FMV of Accelerated Equity Vesting(9)	1,991,790	1,991,790	1,991,790	1,991,790	1,991,790	—
Total	$8,003,072	$9,109,790	$4,378,320	$4,378,320	$4,893,676	$454,362

(1)	In the event Ms. Dressel was terminated without cause, or she voluntarily terminated for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, she would be entitled to receive change-in-control payments, less any payments that she received as a termination payment.
(2)	Represents two times Ms. Dressel’s annual salary in the year of termination payable in equal monthly installments over two years following termination.
(3)	For voluntary termination for good reason and termination without cause, represents the prorated portion of any incentive payment earned during the year of termination payable in a lump sum.
(4)	For termination due to change-in-control, represents two times Ms. Dressel’s annual incentive compensation for the calendar year immediately preceding the year when termination occurs payable in a lump sum pursuant to her employment agreement.
(5)	Death Benefits are not technically payable pursuant to the SERP; however, in the event of Ms. Dressel’s death while serving on the Board, a Split Dollar Agreement provides a benefit of a stated dollar amount calculated as ten times the target SERP benefit at Normal Retirement. Represents the maximum annual lifetime benefit payable and is subject to a 2% annual inflation adjustment. Benefits are payable in monthly installments. For voluntary termination for good reason and retirement, amounts represent benefits reduced by the early commencement reduction factor of 5% payable because Ms. Dressel reached the early retirement age. For termination due to change-in-control, amount represents full benefits because she reached age 62 and for separation due to disability and termination without cause, represents full benefits. SERP benefits are generally subject to forfeiture upon breach of a three-year non-compete covenant.
(6)	Represents the amount equal to three times base salary as of the date of death that would be due to Ms. Dressel’s beneficiaries under a bank owned life insurance policy payable by the insurer.
(7)	Represents the amount as of the date of death that would be due Ms. Dressel’s beneficiaries under a group term life insurance plan payable by the insurer.
(8)	Represents the value of continued employer-paid benefits for two years following termination.

(9)	Represents the fair market value of unvested equity awards based on the closing price of Columbia’s common stock on NASDAQ on December 30, 2016 of $44.68 per share. Performance Shares granted in 2015 and 2016 are shown at stretch performance.

Change-in-control Agreements. Columbia Bank has entered into change-in-control agreements with Messrs. Stein, Lawson, McDonald and Robbins.

The agreements contain provisions, similar to those contained in the employment agreement for Ms. Dressel discussed above, that require payments in the event of termination of employment without cause or by the executive for good reason within 365 days following a change-in-control (as defined in the agreements) or termination of employment without cause prior to the change-in-control at any time from and after sixty days prior to the public announcement of a transaction that will result in a change-in-control, provided that the change-in- control occurs within 18 months of the executive’s termination date. Under the agreements, the executives are entitled to (i) receive their base salary for terms of two years; (ii) accelerated vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that the executive will not compete with or solicit employee, customer or business partner of Columbia or any of its subsidiaries for up to two years after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the agreements are five years unless otherwise extended in writing.

Unit Plans. Columbia previously entered into Unit Plans with each of Mr. McDonald (three plans, one each in 2004, 2006 and 2007) and Mr. Stein (in 2008). The plans were provided primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that the executive will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event the executive’s employment is terminated by the Company without cause, or he is terminated due to disability, the executive will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If the executive leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting the executive from working for a competitor.

As noted above, in 2013, the Company entered into a SERP with Messrs. McDonald and Stein. Benefits under the Unit Plans were frozen at the then current levels. In the event any benefit payments due Messrs. McDonald or Stein pursuant to their respective SERP plans are to be made simultaneously with payment amounts due them pursuant to their respective Unit Plans, then any SERP benefit payments will be reduced by amounts to be paid out from their Unit Plans. The reduced SERP benefit payment will be determined by deducting the amount of the Unit Plan payments from the scheduled SERP benefit payments. Once the Unit Plan benefit payment periods expire, retirement benefit payments under the SERP plan will no longer be reduced.

The tables below show the maximum amounts that could be paid to Messrs. Stein, Lawson, McDonald and Robbins under their respective agreements, which are based on (i) the executive’s salary at December 30, 2016; and (ii) assumes the triggering event was December 30, 2016.

	Termination/Change-in-Control Payments—Clint E. Stein
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—	$—	$—	$—	$730,000	$—
Benefits Payable under SERP(2)	3,789,290	2,217,000	—	1,264,000	1,264,000	—
Bank Owned Life Insurance(3)	1,095,000	—	—	—	—	—
FMV of Accelerated Equity Vesting(4)	763,447	763,447	—	—	763,447	—
Total	$5,647,737	$2,980,447	—	$1,264,000	$2,757,447	—

	Termination/Change-in-Control Payments—David C. Lawson
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—	$—	$—	$—	$530,000	$—
Benefits Payable under SERP(2)	947,460	996,000	—	45,563	45,563	—
Bank Owned Life Insurance(3)	795,000	—	—	—	—	—
FMV of Accelerated Equity Vesting(4)	577,891	577,891	—	—	577,891	—
Total	$2,320,351	$1,573,891	—	$45,563	$1,153,454	—

	Termination/Change-in-Control Payments—Andrew L. McDonald
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—	$—	$—	$—	$620,000	$—
Benefits Payable under SERP(2)	2,391,960	2,559,000	106,638	106,638	106,638	106,638
Bank Owned Life Insurance(3)	930,000	—	—	—	—	—
FMV of Accelerated Equity Vesting(4)	671,630	671,630	—	—	671,630	—
Total	$3,993,590	$3,230,630	$106,638	$106,638	$1,398,268	$106,638

	Termination/Change-in-Control Payments—Hadley S. Robbins
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—	$—	$—	$—	$780,000	$—
Benefits Payable under SERP(2)	1,740,760	2,336,000	—	2,063,000	2,063,000	—
Bank Owned Life Insurance(3)	1,170,000	—	—	—	—	—
FMV of Accelerated Equity Vesting(4)	807,010	807,010	—	—	807,010	—
Total	$3,717,770	$3,143,010	—	$2,063,000	$3,650,010	—

(1)	The amount for Messrs. Stein, Lawson, McDonald and Robbins represents two times each Named Executive’s annual base salary payable in equal monthly installments for two years following the termination date.
(2)	Death Benefits are not technically payable pursuant to the SERP; however, in the event of death of a Named Executive while employed, a Split Dollar Agreement provides a benefit of a stated dollar amount calculated as ten times the target SERP benefit at Normal Retirement. In the event participant becomes Disabled, the amounts for Messrs. Stein, Lawson, and McDonald represent (i) a one-time lump sum payment in the event of disability; and (ii) the maximum amount payable based on the applicable percentage accelerated to be that whic h they would receive if they remained employed until normal retirement age, multiplied by the target benefit amount, paid out in a lump sum. Upon a termination without cause or due to a change-in-control, benefits are payable in monthly installments, except that for Messrs. Stein and Robbins benefits are payable in a lump sum.
(3)	Represents the amount equal to three times base salary as of the date of death that would be due to each Named Executive’s beneficiaries under a bank owned life insurance policy payable by the insurer.
(4)	Represents the fair market value of unvested equity awards based on the closing price of Columbia’s common stock on NASDAQ on December 30, 2016 of $44.68 per share. Performance Shares granted in 2015 and 2016 are shown at stretch performance.

Other Compensation Plans

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995, and amended in 2000, 2006, 2009 and 2010. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six- month offering period by means of payroll deductions. At December 31, 2016, there were 449,494 shares available for purchase under the ESPP.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders voted on an advisory (non-binding) resolution on the frequency of a shareholder vote on named executive officer compensation. As recommended by the Board, the shareholders approved that an advisory (non-binding) vote to approve named executive officer compensation should occur on an annual basis, and that frequency was subsequently approved by the Board. Accordingly, we have included and will include a non-binding advisory vote on named executive compensation in our proxy materials on an annual basis until the next vote on the frequency of such advisory votes, which will occur at the 2017 annual meeting, as described below. In accordance with the vote of the shareholders and the Board, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non- binding resolution:

“RESOLVED, that the shareholders approve the compensation of named executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Columbia’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value. We invite you to consider the details of our executive compensation provided under “Executive Compensation—Compensation Discussion & Analysis” in this proxy statement. That section provides you with information about the structure of our executive compensation and the objectives that our compensation program is intended to achieve.

The compensation of our executives for 2016 is closely aligned with 2016 shareholder returns and Company financial performance. Columbia had strong financial results including significant increases in net income and shareholder return. The compensation of our executives increased along with our strong performance and Columbia’s growth.

Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF

SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked whether an advisory vote on executive compensation, as described in Proposal No. 2, should be held every one, two or three years. Under applicable law and implementing regulations, shareholders must vote on the executive compensation paid to executive officers at least every three years, and that a vote on the frequency of such vote must occur every six years.

The Board believes that an annual vote on compensation provides the highest level of accountability and direct communication, by enabling the vote on executive compensation to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders’ meeting. The Board also believes this approach will provide closer to real-time feedback, by providing shareholders an opportunity to give us their direct input on our compensation philosophy, policies and practices, and better allows management and the compensation committee to measure how they have responded to the prior year’s vote. Administratively and from a corporate governance perspective, preparing for an annual vote would lend itself to procedural consistency from year to year.

Columbia is committed to high standards of corporate governance and accountability to shareholders, as demonstrated by our majority vote standard in uncontested director elections. The Board welcomes input from and is committed to being appropriately responsive to our shareholders, who may share their views on executive compensation or other matters with the Board or individual directors in writing as described above under “Shareholder Communications with the Board of Directors,” or in person by attending our annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote in determining the frequency in which a shareholder vote on executive compensation will be held. Such decision will be published in a Form 8-K to be filed by the Company no later than 150 days after the date of the 2017 Annual Meeting.

Vote Required and Board Recommendation

The frequency of the vote on executive compensation will be based upon which option receives the greatest number of votes. Shareholders will have the opportunity to vote for one year, two years, three years, or to abstain.

For the reasons described above, the Board of Directors unanimously recommends you vote for the option of “ONE YEAR” for the frequency of future advisory (non-binding) shareholder votes in executive compensation. Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

MANAGEMENT

The following table sets forth information with respect to the executive officers during 2016 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Executive Officer of the Company since
Kumi Y. Baruffi (1)	46	Executive Vice President/General Counsel	2014
David C. Lawson (2)	58	Executive Vice President/Chief Human Resources Officer	2013
Andrew L. McDonald (3)	58	Executive Vice President/Chief Credit Officer	2004
Hadley S. Robbins (4)	60	Interim Chief Executive Officer and Executive Vice President/Chief Operating Officer	2014
Clint E. Stein (5)	45	Executive Vice President and Chief Financial Officer	2012
Melanie J. Dressel (6)	deceased	Former President and Chief Executive Officer	1998

(1)	Ms. Baruffi joined Columbia Bank as an Executive Vice President and its first General Counsel in September 2014. Prior to joining Columbia Bank, Ms. Baruffi was a partner and member of the board of directors of Graham & Dunn, PC, a business law firm based in Seattle. As a member of the firm’s financial institutions team, Ms. Baruffi practiced for 19 years in the areas of bank mergers and acquisitions, corporate governance and regulatory compliance.
(2)	Mr. Lawson joined Columbia Bank as an Executive Vice President and Director of Human Resources in July 2013. He became the Chief Human Resources Officer in October 2014. Mr. Lawson has over 30 years of human resources experience, and prior to joining Columbia Bank, he spent 11 years with Franciscan Health System. As the human resources department’s senior vice president at Franciscan Health Systems, Mr. Lawson oversaw more than six hospitals and a network of clinics and physicians in Pierce, King and Kitsap Counties with over 11,000 employees.
(3)	Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at US Bank. His experience in banking spans 30 years and includes senior credit officer positions with US Bank and West One Bank, as well as managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.
(4)	Mr. Robbins was appointed Interim Chief Executive Officer of Columbia and Columbia Bank in February 2017, and has served as Executive Vice President and Chief Operating Officer of Columbia Bank since March 2014. He joined Columbia Bank as Senior Vice President and Oregon Group Manager in April 2013, when Columbia acquired West Coast Bancorp, where Mr. Robbins had served as Executive Vice President and Chief Credit Officer since 2007. Mr. Robbins has 38 years of banking experience and has held senior and executive positions with Wells Fargo Bank and community banks in the Pacific Northwest.
(5)	Mr. Stein was appointed Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank in August 2012. In May 2012, he was appointed as the acting Chief Financial Officer following the retirement of the former Chief Financial Officer. Mr. Stein joined Columbia in December 2005, when he assumed the role of Senior Vice President and Chief Accounting Officer. He is a Certified Public Accountant and has over 20 years of banking, finance and accounting experience.
(6)	Ms. Dressel served as Chief Executive Officer and President of Columbia until her death on February 19, 2017. Ms. Dressel was named Chief Executive Officer of Columbia in February 2003, and was the President and Chief Executive Officer of Columbia Bank since 2000. She served in several capacities at Columbia, including President and Chief Operating Officer from 2000 to 2003; Executive Vice President of retail banking from 1997 to 2000 and upon joining Columbia in 1993, served as Senior Vice President and Private Banking Manager until 1997. Ms. Dressel had approximately 40 years of banking experience and prior to joining Columbia, directed the private banking division of Puget Sound National Bank, and between 1974 and 1988, held various positions with Bank of California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Columbia by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2016 and 2015 fiscal years and for other services rendered during the 2016 and 2015 fiscal years.

Fee Category	Fiscal 2016	% of Total	Fiscal 2015	% of Total

Audit Fees	$1,247,960	94.5%	$1,184,590	92.5%

Audit-Related Fees	0	0%	0	0%

Tax Fees	68,700	5.2%	92,000	7.2%

All Other Fees	4,161	0.3%	4,161	0.3%

Total Fees	$1,320,821	100%	$1,280,751	100%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements included in Columbia’s Form 10-K, review of financial statements included in Columbia’s Form 10-Q’s, or services to Columbia in connection with statutory or regulatory filings or engagements, including comfort letters and consents.

Audit-Related Fees. Consists of acquisition audits and due diligence on mergers and acquisitions.

Tax Fees. Consists of tax compliance, tax advice, and tax consulting services.

All Other Fees. Consists of accounting research subscriptions.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2016 and 2015 were pre-approved in accordance with the pre-approval policy outlined in the Audit Committee’s adopted Charter. The policy specifies that pre-approval of all permissible auditing and non-auditing services to be provided by the Company’s independent auditors is the sole responsibility of the Audit Committee. Prior to commencing such services, pre-approval is required by the Audit Committee or as delegated to the Audit Committee Chair by the Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal year 2016 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)	received from Deloitte the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements and internal control over financial reporting have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to the Board that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Audit Committee Members

David A. Dietzler, Chairman

Ford Elsaesser

John P. Folsom

Thomas M. Hulbert

S. Mae Fujita Numata

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Deloitte currently serves as our independent registered public accounting firm, and that firm conducted the audits of our financial statements since the fiscal year ended December 31, 1997. The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2017.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for approval or ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for an advisory (non-binding) vote. In the event our shareholders do not vote for the appointment, the Audit Committee may reconsider whether to retain Deloitte, and may retain Deloitte or another firm without re-submitting the matter to our shareholders. Even if the appointment is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the appointment of Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending December  31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the SEC. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2016. In making this disclosure we have relied solely on written representations of our directors and executive officers, and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the Related Persons Transactions Policy adopted by the Board. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2016, certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s 2016 Annual Report and Form 10-K for the year ended December 31, 2016 (which is not a part of Columbia’s proxy soliciting materials) have been filed with the SEC and are also available on our website. Copies of the 2016 Annual Report and Form 10-K will be furnished to shareholders upon request to:

Investor Relations

P. O. Box 2156, MS 3100

Tacoma, WA 98401-2156

Email: investorrelations@columbiabank.com

(253)  305-1921

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of the proxy statement or Notice, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement or Notice, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement, annual reports or the Notice and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO VOTE VIA THE INTERNET OR TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE NOTICE OR REQUEST A PROXY CARD AND SIGN AND RETURN IT WHEN RECEIVED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Appendix A

Non-GAAP Financial Measures

The Company considers its noninterest expense before acquisition, OREO and FDIC clawback liability expenses and its ratio to average assets to be important measurements as they more closely reflect the ongoing operating leverage of the Company. Additionally, presentation of this measure and ratio allows readers to compare certain aspects of the Company’s noninterest expense to other organizations. Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following tables reconcile the Company’s calculation of the noninterest expense before acquisition, OREO and FDIC clawback liability expenses and its ratio to average assets:

	Twelve Months Ended December 31,
	2016	2015
Noninterest expense (numerator A)	$261,142	$266,149

Adjustments to arrive at noninterest expense before acquisition, OREO and FDIC clawback liability expenses:
Acquisition-related expenses	(2,727)	(10,917)
Net (cost) benefit of operation of OREO	(551)	1,629
FDIC clawback liability expense	(280)	(979)

Noninterest expense before acquisition, OREO and FDIC clawback liability expenses (numerator B)	$257,584	$255,882

Average assets (denominator)	$9,311,621	$8,655,243
Noninterest expense to average assets (numerator A / denominator)	2.80%	3.08%
Noninterest expense before acquisition, OREO and FDIC clawback liability expenses to average assets (numerator B /denominator)	2.77%	2.96%

Additionally, for purposes of the annual cash incentive opportunities for 2016, core return on average assets is defined as net income, excluding acquisition-related expenses, divided by average assets.

A-1

Columbia Banking System, Inc c/o Broadridge PO Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees		For	Against	Abstain
1a	David A. Dietzler		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
1b	Craig D. Eerkes		☐	☐	☐	2.	To vote on an advisory (non-binding) resolution to approve the compensation of Columbia’s named executive officers.		☐	☐	☐
1c	Ford Elsaesser		☐	☐	☐
1d	Mark A. Finkelstein		☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
1e	John P. Folsom		☐	☐	☐	3.	To vote on the frequency (either one, two or three years) of future shareholder votes on an advisory (non-binding) resolution on executive compensation.	☐	☐	☐	☐
1f	Thomas M. Hulbert		☐	☐	☐
1g	Michelle M. Lantow		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
1h	S. Mae Fujita Numata		☐	☐	☐	4.	To vote on an advisory (non-binding) resolution to appoint Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2017.		☐	☐	☐
1i	Elizabeth W. Seaton		☐	☐	☐
1j	William T. Weyerhaeuser		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K is/are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

COLUMBIA BANKING SYSTEM, INC. Annual Meeting of Shareholders May 24, 2017 1:00 PM This proxy is solicited by the Board of Directors
The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints William T. Weyerhaeuser and Hadley S. Robbins, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and to vote all of the common stock of Columbia standing in my name and on its books on March 27, 2017, at the Annual Meeting of Shareholders to be held at the The William W. Philip Hall, University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington, at 1:00 PM, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the May 24, 2017 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 4 AND 1 YEAR ON PROPOSAL 3.

Continued and to be signed on reverse side